AGREEMENT AND PLAN OF MERGER
by and among
FIRST HORIZON CORPORATION,
THE TORONTO-DOMINION BANK,
TD BANK US HOLDING COMPANY
and
FALCON HOLDINGS ACQUISITION CO.
Dated as of February 27, 2022

TABLE OF CONTENTS
i

Annex A – Requisite Regulatory Approvals
Annex B – Foundation Operating Guidelines

INDEX OF DEFINED TERMS
Page

Acceptable Confidentiality Agreement    Section 6.13(a)
Acquisition Proposal    Section 6.13(b)
Additional Per Share Consideration    Section 1.5(a)
Advisory Client    Section 6.21
Advisory Contract    Section 6.21
affiliate    Section 9.6
Agreement    Preamble
Alternative Acquisition Agreement    Section 6.13(a)
Bank Merger    Recitals
Bank Merger Agreement    Section 1.11
Base Per Share Merger Consideration    Section 1.5(a)
BHC Act    Section 3.1(a)
business day    Section 9.6
CARES Act    Section 3.10
Certificates of Merger    Section 1.3
Chosen Courts    Section 9.9(b)
Closed Performance Company PSU    Section 1.8(e)(ii)
Closing    Section 1.2
Closing Date    Section 1.2
Code    Section 1.8(c)
Company    Preamble
Company 401(k) Plan    Section 6.6(c)
Company Advisory Subsidiary    Section 3.26(a)
Company Agent    Section 3.27(a)
Company Bank    Recitals
Company Benefit Plans    Section 3.11(a)
Company Board Recommendation    Section 6.3(a)
Company Broker-Dealer Subsidiary    Section 3.28(a)
Company Bylaws    Section 3.1(a)
Company Charter    Section 3.1(a)
Company Common Stock    Section 1.5(a)
Company Compensation Commitee    Section 1.8(e)(ii)
Company DCU    Section 1.8(d)
Company Disclosure Schedule    Article III
Company Dividend Equivalents    Section 1.8(i)
Company Equity Awards    Section 1.8(j)
Company ERISA Affiliate    Section 3.11(a)
Company Indemnified Parties    Section 6.7(a)
Company Insurance Subsidiary    Section 3.27(a)
Company LTI Unit    Section 1.8(f)
Company Meeting    Section 6.3(a)
Company Option    Section 1.8(a)
Company Owned Properties    Section 3.18
Company Phantom Award    Section 1.8(i)
Company Preferred Stock    Section 1.7(a)(v)
Company PSU    Section 1.8(e)(i)
Company Qualified Plans    Section 3.11(c)
Company Real Property    Section 3.18
Company Regulatory Agreement    Section 3.15
Company Reports    Section 3.12
Company Restricted Share    Section 1.8(b)(i)
Company RSU    Section 1.8(c)
Company SEC-Registered Subsidiaries    Section 3.28(a)
Company Securities    Section 3.2(a)
Company Severance Plans    Section 6.6(a)
Company Subsidiary    Section 3.1(b)
Confidentiality Agreement    Section 6.2(b)
Constituent Documents    Section 9.16
Continuation Period    Section 6.6(a)
Continuing Employee    Section 6.6(a)
Deferred Company PSU    Section 1.8(e)(iii)
Deferred Director RSUs    Section 1.8(g)
Delaware Secretary    Section 1.3
DGCL    Section 1.1
Director RSU    Section 1.8(g)
Effective Time    Section 1.3
Enforceability Exceptions    Section 3.3(a)
Environmental Laws    Section 9.16
ERISA    Section 3.11(a)
Exception Shares    Section 1.5(a)
Exchange Act    Section 9.16
Exchange Agent    Section 2.1
Exchange Fund    Section 2.1
FDIC    Section 9.16
Federal Reserve Board    Section 9.16
FINRA    Section 9.16
GAAP    Section 9.16
Governmental Entity    Section 9.16
Holdco    Preamble
Intellectual Property    Section 9.16
Intervening Event    Section 9.16
Investment Advisers Act    Section 3.26(b)
IRS    Section 3.11(b)
IT Assets    Section 3.13(d)
knowledge    Section 9.6
Liens    Section 9.16
Loans    Section 3.24(a)
made available    Section 9.6
Material Adverse Effect    Section 9.16
Material Contract    Section 3.14(a)
Materially Burdensome Regulatory
Condition    Section 6.1(c)
Merger    Recitals
Merger Consideration    Section 1.5(a)
Merger Sub    Preamble
Mergers    Recitals
MSRB    Section 3.28(a)
Multiemployer Plan    Section 3.11(a)
Multiple Employer Plan    Section 3.11(e)
New Foundation    Section 6.11
New Holdco Preferred Shares    Section 1.7(a)(v)
New Holdco Series B Preferred Shares    Section 1.7(a)(i)
New Holdco Series C Preferred Shares    Section 1.7(a)(ii)
New Holdco Series D Preferred Shares    Section 1.7(a)(iii)
New Holdco Series E Preferred Shares    Section 1.7(a)(iv)
New Holdco Series F Preferred Shares    Section 1.7(a)(v)
New Plans    Section 6.6(b)
OCC    Section 9.16
Old Certificate    Section 1.5(b)
Open Performance Company PSU    Section 1.8(e)(i)

OSFI    Section 9.16
Pandemic    Section 9.16
Pandemic Measures    Section 9.16
Parent    Preamble
Parent 401(k) Plan    Section 6.6(c)
Parent Bank    Recitals
Parent Disclosure Schedule    Article IV
Parent Parties    Preamble
Parent Regulatory Agreement    Section 4.8
PBGC    Section 3.11(d)
Permitted Encumbrances    Section 9.16
person    Section 9.6
Personal Data    Section 3.13(b)
Premium Cap    Section 6.7(b)
Proxy Statement    Section 3.4
Recommendation Change    Section 6.3(b)
Regulatory Agencies    Section 9.16
Representatives    Section 6.13(a)
Requisite Company Vote    Section 3.3(a)
Requisite Regulatory Approvals    Section 6.1(b)
Sarbanes-Oxley Act    Section 3.6(c)
SEC    Section 9.16
Second Step Certificates of Merger    Section 1.10(a)
Second Step Effective Time    Section 1.10(a)
Second Step Merger    Recitals
Securities Act    Section 9.16
Security Breach    Section 3.13(d)
Series B Preferred Stock    Section 1.7(a)(i)
Series C Preferred Stock    Section 1.7(a)(ii)
Series D Preferred Stock    Section 1.7(a)(iii)
Series E Preferred Stock    Section 1.7(a)(iv)
Series F Preferred Stock    Section 1.7(a)(v)
Series G Convertible Preferred Stock    Recitals
Series G Convertible Preferred Stock
Purchase Agreement    Recitals
SRO    Section 9.16
Subsidiary    Section 9.16
Superior Proposal    Section 6.13(c)
Surviving Bank    Recitals
Surviving Corporation    Recitals
Takeover Statutes    Section 3.21
Tax    Section 9.16
Tax Return    Section 9.16
Taxes    Section 9.16
TBCA    Section 1.1
TDGUS    Section 1.5(a)
Tennessee Secretary    Section 1.3
Termination Date    Section 8.1(c)
Termination Fee    Section 8.2(b)

v

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of February 27, 2022 (this “Agreement”), by and among The Toronto-Dominion Bank, a Canadian chartered bank (“Parent”), First Horizon Corporation, a Tennessee corporation (“Company”), and TD Bank US Holding Company, a Delaware corporation and an indirect, wholly owned subsidiary of Parent (“Holdco”) and Falcon Holdings Acquisition Co., a Delaware corporation and a direct subsidiary of Holdco (“Merger Sub” and together with Parent and Holdco, “Parent Parties”).
RECITALS
A.    The Boards of Directors of each of Parent, Holdco, Merger Sub and Company have determined that it is in the best interests of their respective companies and, in the case of Holdco, Merger Sub and Company, their shareholders, to consummate the strategic business combination transaction provided for in this Agreement, pursuant to which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into Company (the “Merger”), so that Company is the surviving corporation in the Merger (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”), and, following the Merger as set forth herein, the Surviving Corporation may, at Parent’s election and subject to the terms and conditions set forth herein, merge with and into Holdco (the “Second Step Merger”), so that Holdco is the surviving corporation in the Second Step Merger;
B.    In furtherance thereof, the respective Boards of Directors of Parent, Holdco, Merger Sub and Company have approved the Merger and adopted this Agreement and Company has resolved to submit this Agreement to its shareholders for approval and to recommend that its shareholders approve this Agreement;
C.    At a date and time following the Closing as determined by Parent, First Horizon Bank, a Tennessee state-chartered bank and wholly owned subsidiary of Company (“Company Bank”) will, subject to the terms and conditions set forth herein and in the Bank Merger Agreement, merge with and into TD Bank, National Association, a national banking association and wholly owned subsidiary of Holdco (“Parent Bank” and such merger, the “Bank Merger” and together with the Merger and the Second Step Merger, the “Mergers”), so that Parent Bank is the surviving bank in the Bank Merger (hereinafter sometimes referred to in such capacity as the “Surviving Bank”);
D.    As an inducement to and condition of Company’s willingness to enter into this agreement, concurrently with the entry of the parties into this Agreement, Parent and Company have entered into a Securities Purchase Agreement (the “Series G Convertible Preferred Stock Purchase Agreement” ), pursuant to which Parent is acquiring $493,569,450 aggregate liquidation preference (such payment, the “Series G Convertible Preferred Stock Payment”) of Company’s Perpetual Convertible Preferred Stock, Series G (the “Series G Convertible Preferred Stock”); and
E.    In this Agreement, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I

THE MERGER
Section 1.1    The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”) and the Tennessee Business Corporation Act (the “TBCA”), at the Effective Time, Merger Sub shall merge with and into Company. Company shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Tennessee. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.
Section 1.2    Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents at 10:00 a.m., New York City time, on the third (3rd) business day following the date on which all of the conditions set forth in Article VII hereof have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof) unless another date, time or place is agreed to in writing by Parent and Company; provided that if the foregoing would otherwise require the Closing to occur five (5) business days or less from the end of a month, then the Closing shall instead occur on the first (1st) business day of the immediately following month. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
Section 1.3    Effective Time. On or (if agreed by Company and Parent) prior to the Closing Date, Parent and Company, respectively, shall cause to be filed a certificate of merger with the Secretary of State of the State of Delaware (the “Delaware Secretary”) and articles of merger with the Secretary of State of the State of Tennessee (the “Tennessee Secretary”) with respect to the Merger (collectively, the “Certificates of Merger”). The Merger shall become effective at such time specified in the Certificates of Merger in accordance with the relevant provisions of the DGCL and TBCA, or at such other time as shall be provided by applicable law (such time, the “Effective Time”).
Section 1.4    Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL, the TBCA and this Agreement.
Section 1.5    Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Holdco, Company or the holder of any securities of Parent, Holdco or Company:
(a)Each share of the common stock, par value $0.625 per share, of Company issued and outstanding immediately prior to the Effective Time (the “Company Common Stock”) (except for shares of Company Common Stock owned by Company, Parent, TD Group Holdings US LLC (“TDGUS”) or Holdco (in each case other than shares of Company Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity or (ii) held, directly or indirectly, in respect of a debt previously contracted (collectively, the “Exception Shares”))) shall be converted into the right to receive from Holdco (or, at the election of Parent, Merger Sub) an amount in cash equal to the sum of $25.00, without interest (the “Base Per Share Merger Consideration”), and the Additional Per Share Consideration, if any (together, the “Merger Consideration”). For purposes of this Agreement, “Additional Per Share Consideration” shall be payable if (and only if) the Effective Time occurs after the date that is nine (9) months after the date hereof and shall be an amount in cash equal to $0.0017808 per share of Company Common Stock (other than the Exception Shares) for each day during the period commencing on, and including, the date that is nine (9) months after the date hereof, and ending on, and including, the day immediately prior to the Closing Date.
(b)All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate”, it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive the Merger Consideration which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2, without any interest thereon.
(c)Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Common Stock that are owned by (i) Company (in each case other than the Exception Shares) shall be cancelled and shall cease to exist and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor and (ii) Parent, TDGUS or Holdco (in each case other than the Exception Shares) shall be converted into such number and type of shares of the Surviving Corporation as is agreed by Parent, TDGUS or Holdco, as applicable, and the Surviving Corporation, and, upon such conversion, each such share of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist.
Section 1.6    Surviving Corporation Common Stock. At the Effective Time, each share of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become an issued and outstanding share of common stock of the Surviving Corporation.
Section 1.7    Company Preferred Stock.
(a)At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Holdco, Merger Sub, Company or the holder of any securities of such companies:
(i)each share of Company’s 6.625% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”) shall remain issued and outstanding;

(ii)each share of Company’s 6.60% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”) shall remain issued and outstanding;
(iii)each share of Company’s 6.100% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series D (the “Series D Preferred Stock”) shall remain issued and outstanding immediately;
(iv)each share of Company’s Non-Cumulative Perpetual Preferred Stock, Series E (the “Series E Preferred Stock”) shall remain issued and outstanding; and
(v)each share of Company’s Non-Cumulative Perpetual Preferred Stock, Series F (the “Series F Preferred Stock” and together with the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series G Convertible Preferred Stock, the “Company Preferred Stock”) shall remain issued and outstanding.
(b)At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any of the following securities, each share of Series G Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into such number of common shares of the Surviving Corporation as have a value at the Effective Time equal to $100,000 and, upon such conversion, the Series G Convertible Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time.
Section 1.8    Treatment of Company Equity Awards.
(a)Company Options. At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a “Company Option”) under the Stock Plans, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company Option to receive (without interest), as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) Business Days after the Effective Time), an amount in cash equal to (i) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of Company Common Stock of such Company Option, less applicable Taxes required to be withheld with respect to such payment. For the avoidance of doubt, any Company Option which has an exercise price per share of Company Common Stock that is greater than or equal to the Merger Consideration shall be cancelled at the Effective Time for no consideration or payment.
(b)Company Restricted Shares.
(i)At the Effective Time, each outstanding restricted stock award (a “Company Restricted Share”) under the Stock Plans that will become vested at the Effective Time in accordance with its terms shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company Restricted Share to receive (without interest), as soon as practicable after the Effective Time (but in any event no later than three (3) Business Days after the Effective Time), an amount in cash equal to (x) the number of shares of Company Common Stock subject to such Company Restricted Share immediately prior to the Effective Time multiplied by (y) the Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.
(ii)At the Effective Time, each outstanding Company Restricted Share under the Stock Plans that will not become vested at the Effective Time in accordance with its terms shall be assumed by Parent and will be subject to the same terms and conditions applicable to such Company Restricted Share immediately prior to the Effective Time (including any accelerated vesting upon a qualifying termination of employment as set forth in the applicable Stock Plan or applicable award agreement), except that such Company Restricted Share shall be in respect of a number of Parent Common Shares that is equal to (x) number of shares of Company Common Stock subject to such Company Restricted Share immediately prior to the Effective Time multiplied by (y) the Exchange Ratio.
(c)Company RSUs.
(i)At the Effective Time, each outstanding restricted stock unit (a “Company RSU”) under the Stock Plans that will become vested at the Effective Time in accordance with its terms shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company RSU to receive (without interest), as soon as practicable after the Effective Time (but in any event no later than three (3) Business Days after the Effective Time), an amount in cash equal to (x) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time multiplied by (y) the Merger Consideration, less applicable Taxes required to be withheld with respect to such payment; provided, that, with respect to any Company RSU that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Stock Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.
(ii)At the Effective Time, each outstanding Company RSU under the Stock Plans that will not become vested at the Effective Time in accordance with its terms shall be assumed by Parent and will be subject to the same terms and conditions applicable to such Company RSU immediately prior to the Effective Time (including any accelerated vesting upon qualifying terminations of employment as set forth in the applicable Stock Plan or applicable award agreement) except that such Company RSU shall be in respect of a number of Parent Common Shares that is equal to (x) the number of shares of Company Common Stock underlying such Company RSU immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio.
(d)Company DCUs. At the Effective Time, each outstanding deferred cash unit (a “Company DCU”) under the Company Benefit Plans shall be assumed by Parent and will be subject to the same terms and conditions applicable to such Company DCU immediately prior to the Effective Time (including any accelerated vesting upon qualifying terminations of employment as set forth in the applicable Company Benefit Plan or applicable award agreement).
(e)Company PSUs.
(i)At the Effective Time, each outstanding performance-based stock unit (each, a “Company PSU”) granted under the Stock Plans for which the applicable performance period is not complete (each, an “Open Performance Company PSU”) shall, automatically and without any required action on the part of the holder thereof, be assumed by Parent and will be subject to the same terms and conditions applicable to such Open Performance Company PSU immediately prior to the Effective Time (including any accelerated vesting upon qualifying terminations of employment as set forth in the applicable Stock Plan or applicable award agreement), except that such Open Performance Company PSU shall no longer be subject to performance-based vesting conditions, and such Open Performance Company PSU shall be in respect of a number of Parent Common Shares that is equal to (x) the number of shares of Company Common Stock underlying such Open Performance Company PSU immediately prior to the Effective Time, assuming achievement of applicable performance goals at target level, multiplied by (y) the Exchange Ratio.
(ii)At the Effective Time, each outstanding Company PSU granted under the Stock Plans for which the applicable performance period is complete but remains subject to service-based vesting conditions (each, a “Closed Performance Company PSU”) shall, automatically and without any required action on the part of the holder thereof, be assumed by Parent and will be subject to the same terms and conditions applicable to such Closed Performance Company PSU immediately prior to the Effective Time (including any accelerated vesting upon qualifying terminations of employment as set forth in the applicable Stock Plan or applicable award agreement), except that such Closed Performance Company PSU shall be in respect of a number of Parent Common Shares that is equal to (x) the number of shares of Company Common Stock underlying such Closed Performance Company PSU immediately prior to the Effective Time, based on achievement of applicable performance goals at the higher of target performance and actual performance as reasonably determined by the compensation committee of the Company Board (the “Company Compensation Committee” ) in accordance with the terms of the applicable award agreement, multiplied by (y) the Exchange Ratio.
(iii)At the Effective Time, each outstanding Company PSU granted under the Stock Plans that is subject to a deferral arrangement (a “Deferred Company PSU”) shall, automatically and without any required action on the part of the holder thereof, be assumed by Parent and will be subject to the same terms and conditions applicable to such Deferred Company PSU immediately prior to the Effective Time (including any accelerated vesting upon qualifying terminations of employment as set forth in the applicable Stock Plan or applicable award agreement), except that such Deferred Company PSU shall be in respect of a number of Parent Common Shares that is equal to (x) the number of shares of Company Common Stock underlying such Deferred Company PSU immediately prior to the Effective Time, assuming achievement of applicable performance goals at target level, multiplied by (y) the Exchange Ratio.

(f)Company LTI Units. At the Effective Time, each outstanding performance-based long term incentive unit (each, a “Company LTI Unit”) granted under the Stock Plans shall, automatically and without any required action on the part of the holder thereof, be assumed by Parent and will be subject to the same terms and conditions applicable to such Company LTI Unit immediately prior to the Effective Time (including any accelerated vesting upon qualifying terminations of employment as set forth in the applicable Stock Plan or applicable award agreement), except that such Company LTI Unit shall no longer be subject to performance-based vesting conditions and shall only entitle the holder of such Company LTI Unit to receive an amount in cash equal to (i) the number of Company LTI Units that would be earned based on target performance through the Effective Time multiplied by (ii) the designated per unit value of such award; provided, that any Company LTI Unit for which the applicable performance period is complete but remains subject to service-based vesting conditions shall instead convert based on achievement of applicable performance goals at the higher of target performance and actual performance as reasonably determined by the Company Compensation Committee in accordance with the terms of the applicable award agreement.
(g)Director RSUs. At the Effective Time, each Company RSU held by a current or former non-employee director of Company (a “Director RSU”), whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Director RSU to receive (without interest), as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) Business Days after the Effective Time), an amount in cash equal to (i) the number of shares of Company Common Stock subject to such Director RSU immediately prior to the Effective Time multiplied by (ii) the Merger Consideration; provided, that, with respect to any Director RSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code (the “Deferred Director RSUs”) and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Stock Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.
(h)Company Phantom Awards.
(i)At the Effective Time, each outstanding cash-based award measured by reference to a share of Company Common Stock (a “Company Phantom Award”) under the Stock Plans that will become vested at the Effective Time in accordance with its terms shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company Phantom Award to receive (without interest), as soon as practicable after the Effective Time (but in any event no later than three (3) Business Days after the Effective Time), an amount in cash equal to (x) the number of shares of Company Common Stock subject to such Company Phantom Award immediately prior to the Effective Time multiplied by (y) the Merger Consideration, less applicable Taxes required to be withheld with respect to such payment; provided, that, with respect to any Company Phantom Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Stock Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(ii)At the Effective Time, each outstanding Company Phantom Award under the Stock Plans that will not become vested at the Effective Time in accordance with its terms shall be assumed by Parent and will be subject to the same terms and conditions applicable to such Company Phantom Award immediately prior to the Effective Time (including any accelerated vesting upon qualifying terminations of employment as set forth in the applicable Stock Plan or applicable award agreement) except that such Company Phantom Award shall be in respect of a number of Parent Common Shares that is equal to (x) the number of shares of Company Common Stock underlying such Company Phantom Award immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio.
(i)Any dividend equivalent rights associated with any Company Restricted Share, Company RSU, Company PSU, Director RSU or Company Phantom Award (collectively, the “Company Dividend Equivalents”) (i) credited in the form of additional Company Restricted Shares, Company RSUs, Company PSUs, Director RSUs or Company Phantom Awards, as applicable, shall be treated in the same manner as the award to which such dividend equivalent rights relate in accordance with this Section 1.8 and (ii) credited in the form of cash shall be paid at the same time or times the award to which such dividend equivalent rights relate is paid or settled in accordance with this Section 1.8, in each case, consistent with the terms of the applicable Stock Plan immediately prior to the Effective Time.
(j)At or prior to the Effective Time, the Company and the Company Board (and the Company Compensation Committee), as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of Company Options, Company Restricted Shares, Company RSUs, Company DCUs, Company PSUs, Company LTI Units, Director RSUs, Company Phantom Awards and Company Dividend Equivalents (collectively, the “Company Equity Awards”) pursuant to Section 1.8(a) through Section 1.8(i).
(k)Notwithstanding anything in Section 1.8(a) through Section 1.8(i) to the contrary, but subject to Section 7.1(a), to the extent the terms of any Company Equity Award (i) granted on or after the date of this Agreement and not in violation of this Agreement or (ii) mutually agreed by the Parties and a holder of any Company Equity Award expressly provide for treatment in connection with the occurrence of the Effective Time that is different from the treatment prescribed by this Section 1.8, then in each case of clause (i) and (ii), the terms of such Company Equity Award, as applicable or so agreed by the Parties and such holder, shall control (and the applicable provisions of this Section 1.8 shall not apply).
(l)At Parent’s election, the Surviving Corporation will enter into an agreement with Parent and/or one or more of Parent’s affiliates pursuant to which the Surviving Corporation will reimburse directly or indirectly Parent for expenses associated with the obligations assumed by Parent pursuant to Section 1.8.
Section 1.9    Certificate of Incorporation and Bylaws of the Surviving Corporation. The certificate of incorporation and bylaws of the Surviving Corporation shall by virtue of the Merger be amended to be identical to the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time (in each case except that the name of the Surviving Corporation shall be “First Horizon Corporation”), until duly amended in accordance with the respective terms thereof and applicable law.

Section 1.10    Second Step Merger.
(a)On a date following the Closing Date to be determined by Parent in its sole discretion, Holdco and the Surviving Corporation, respectively, may (if Parent so elects) cause to be filed a certificate of merger with the Delaware Secretary and articles of merger with the Tennessee Secretary with respect to the Second Step Merger (collectively, the “Second Step Certificates of Merger”). The Second Step Merger shall become effective at such time specified in the Second Step Certificates of Merger in accordance with the relevant provisions of the DGCL and TBCA, or at such other time as shall be provided by applicable law (such time, the “Second Step Effective Time”).
(b)Subject to the terms and conditions of this Agreement, in accordance with the DGCL and the TBCA, at the Second Step Effective Time, the Surviving Corporation shall merge with and into Holdco. Holdco shall be the surviving corporation in the Second Step Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Second Step Merger, the separate corporate existence of the Surviving Corporation shall terminate.
(c)At and after the Second Step Effective Time, the Second Step Merger shall have the effects set forth in the applicable provisions of the DGCL, the TBCA and this Agreement.
(d)At the Second Step Effective Time, by virtue of the Second Step Merger and without any action on the part of Parent, Holdco, Surviving Corporation or the holder of any securities of Parent, Holdco or Surviving Corporation, each share of common stock of the Surviving Corporation that is issued and outstanding immediately prior to the Second Step Effective Time, shall automatically be cancelled and retired for no consideration and shall cease to exist.
(e)The shares of Holdco stock issued and outstanding immediately prior to the Second Step Effective Time shall not be affected by the Second Step Merger, and, accordingly, each share of Holdco stock issued and outstanding immediately prior to the Second Step Effective Time shall, at and after the Second Step Effective Time, remain issued and outstanding.
(f)At the Second Step Effective Time, by virtue of the Second Step Merger and without any action on the part of Parent, Holdco, Merger Sub, Company or the holder of any securities of such companies:
(i)each share of Company’s Series B Preferred Stock issued and outstanding immediately prior to the Second Step Effective Time shall automatically be converted into a share of a newly created series of preferred shares of Holdco having powers, preferences and special rights that are not materially less favorable than the Series B Preferred Stock (all shares of each such newly created series, collectively, the “New Holdco Series B Preferred Shares”) and, upon such conversion, the Series B Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time;

(ii)each share of Company’s Series C Preferred Stock issued and outstanding immediately prior to the Second Step Effective Time shall automatically be converted into a share of a newly created series of preferred shares of Holdco having powers, preferences and special rights that are not materially less favorable than the Series C Preferred Stock (all shares of each such newly created series, collectively, the “New Holdco Series C Preferred Shares”) and, upon such conversion, the Series C Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time;
(iii)each share of Company’s Series D Preferred Stock issued and outstanding prior to the Second Step Effective Time shall automatically be converted into a share of a newly created series of preferred shares of Holdco having powers, preferences and special rights that are identical to the powers, preferences and special rights of the Series D Preferred Stock (all shares of each such newly created series, collectively, the “New Holdco Series D Preferred Shares”) and, upon such conversion, the Series D Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time;
(iv)each share of Company’s Series E Preferred Stock issued and outstanding immediately prior to the Second Step Effective Time shall automatically be converted into a share of a newly created series of preferred shares of Holdco having terms that are not materially less favorable than those of the Series E Preferred Stock (all shares of each such newly created series, collectively, the “New Holdco Series E Preferred Shares”) and, upon such conversion, the Series E Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time; and
(v)each share of Company’s Series F Preferred Stock issued and outstanding immediately prior to the Second Step Effective Time shall automatically be converted into a share of a newly created series of preferred shares of Holdco having terms that are not materially less favorable than those of the Series F Preferred Stock (all shares of each such newly created series, collectively, the “New Holdco Series F Preferred Shares”, and together with the New Holdco Series B Preferred Shares, the New Holdco Series C Preferred Shares, the New Holdco Series D Preferred Shares and the New Holdco Series E Preferred Shares, the “New Holdco Preferred Shares”) and, upon such conversion, the Series F Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time.
(g)The certificate of incorporation and bylaws of the Surviving Corporation shall be the certificate of incorporation and bylaws of Holdco as in effect immediately prior to the Second Step Effective Time, until duly amended in accordance with the respective terms thereof and applicable law.
Section 1.11Bank Merger. At such time as Parent determines after the Effective Time, Company Bank shall merge with and into Parent Bank. Parent Bank shall be the Surviving Bank in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank shall terminate. The parties to this Agreement agree that the Bank Merger shall become effective at such date and time following the Effective Time as Parent shall specify as provided for in the Bank Merger Agreement in accordance with applicable law. The

Bank Merger shall be implemented pursuant to an agreement and plan of merger (the “Bank Merger Agreement”) entered into by Parent Bank and Company Bank on the date of this Agreement. Company, as the sole voting shareholder of Company Bank, and Holdco, as sole shareholder of Parent Bank, shall each approve the Bank Merger Agreement. Company shall cause Company Bank, and Holdco shall cause Parent Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Bank Merger. Notwithstanding anything to the contrary contained herein, no covenant or other provision hereof shall be construed as enabling Parent to exercise control over Company or any of its affiliates prior to the Effective Time.
ARTICLE II

DELIVERY OF MERGER CONSIDERATION
Section 2.1    Exchange Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited by Holdco or Merger Sub, with a bank or trust company designated by Parent and reasonably acceptable to Company (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, cash in an amount sufficient to allow the Exchange Agent to make all payments required pursuant to this Article II (the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of Old Certificates. Any interest and other income resulting from such investments shall be paid to Parent or Holdco, or as otherwise directed by Parent.
Section 2.2    Exchange Procedures.
(a)As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, Parent shall cause the Exchange Agent to mail to each person who was, immediately prior to the Effective Time, a holder of record of one or more Old Certificates representing shares of Company Common Stock, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the consideration for which such person may be entitled pursuant to Section 1.5 and this Article II. Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, a check representing the amount of cash to which such holder is entitled pursuant to Section 1.5 and this Article II, and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued with respect to any Merger Consideration to be delivered upon surrender of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration.
(b)After the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time.

(c)Any portion of the Exchange Fund that remains unclaimed by the holders of Company Common Stock for one (1) year after the Effective Time shall be paid to the Surviving Corporation. Any former holders of Company Common Stock who have not theretofore exchanged their Old Certificates pursuant to this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, without any interest thereon. Notwithstanding the foregoing, none of Parent, Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(d)Parent shall be entitled to deduct and withhold, or cause its Subsidiaries, including Holdco or Merger Sub, or the Exchange Agent to deduct and withhold, from the Merger Consideration or any other amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Equity Awards (or any amounts payable pursuant to Section 8.2) such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. If Parent determines that it or any of its Subsidiaries is required to deduct or withhold any amount from any payment to be made pursuant to this Agreement (in each case other than in respect of deductions or withholding arising in connection with payments treated as compensation for applicable tax purposes), Parent shall provide notice to Company of Parent’s intent to deduct or withhold such amount and the basis for such deduction or withholding at least fifteen (15) days before any such deduction or withholding is made to the extent reasonably practicable, or shall otherwise provide such notice as promptly as reasonably practicable, and Parent shall reasonably cooperate with Company in order to eliminate or to reduce any such deduction or withholding, including providing a reasonable opportunity for Company to provide forms or other evidence that would mitigate, reduce or eliminate such deduction or withholding. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
(e)In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY
Except (i) as disclosed in the disclosure schedule delivered by Company to Parent concurrently herewith (the “Company Disclosure Schedule” ) (it being understood that (a) no item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed materially untrue or incorrect, (b) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Company that such item represents a material exception or fact, event or circumstance or that such item would have a

Material Adverse Effect and (c) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections) or (ii) as disclosed in any Company Reports filed with or furnished to the SEC by Company since January 1, 2020 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Company hereby represents and warrants to Parent as follows:
Section 3.1    Corporate Organization.
(a)Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee, is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and has elected to be treated as a financial holding company under the BHC Act. Company has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Company is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, have a Material Adverse Effect on Company. True and complete copies of the restated charter of Company (the “Company Charter”) and the amended and restated bylaws of Company (the “Company Bylaws”), in each case, as in effect as of the date of this Agreement, have previously been made available by Company to Parent.
(b)Except as would not, either individually or in the aggregate, have a Material Adverse Effect on Company, each Subsidiary of Company (a “Company Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of Company or any Subsidiary of Company to pay dividends or distributions except, in the case of Company or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. Company Bank is a state member bank duly organized, validly existing and chartered under the laws of the State of Tennessee, and is the only depository institution subsidiary (within the meaning of the BHC Act) of Company. The deposit accounts of Company Bank are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of each Company Subsidiary and any other person in which Company or any Company Subsidiary beneficially owns as principal one percent (1%) or more of such person’s voting securities, in each case of the date hereof, including the jurisdiction of incorporation or organization of each Company Subsidiary. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Company other than the Company Subsidiaries.
Section 3.2    Capitalization.
(a)The authorized capital stock of Company consists of 700,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, no par value. As of February 24, 2022, with the exception of exercise, vesting, settlement and forfeiture, in each case, since January 31, 2022, as to a de minimis number of shares of Company Common Stock underlying Company Equity Awards, there were (i) 533,961,891 shares of Company Common Stock issued and outstanding, including 986,656 Company Restricted Shares; (ii) 4,845,010 shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company Options; (iii) 7,464,276 shares of Company Common Stock reserved for issuance upon the settlement of outstanding Company RSUs (inclusive of Director RSUs other than Deferred Director RSUs); (iv) 2,076,978 shares of Company Common Stock (assuming performance goals are satisfied at the target level) or 3,733,889 shares of Company Common Stock (assuming performance goals are satisfied at the maximum level) reserved for issuance upon the settlement of outstanding unvested Open Performance Company PSU Awards; (v) 549,519 shares of Company Common Stock reserved for issuance upon the settlement of vested Deferred Company PSUs for which applicable performance goals have been met and Deferred Director RSUs, in each case, following the lapse of an applicable holding period; (vi) 8,000 shares of Series B Preferred Stock; (vii) 5,750 shares of Series C Preferred Stock; (viii) 10,000 shares of Series D Preferred Stock; (ix) 1,500 shares of Series E Preferred Stock; and (x) 1,500 shares of Series F Preferred Stock. As of the execution and delivery of this Agreement, there are no shares of Series G Convertible Preferred Stock issued and outstanding. As of the date of this Agreement, except as set forth in the immediately preceding two sentences, for changes since February 24, 2022 resulting from the exercise, vesting or settlement of any Company Equity Awards described in the immediately preceding two sentences and shares of Company Common Stock reserved for issuance pursuant to future grants under the Stock Plans, there are no shares of capital stock or other voting securities or equity interests of Company issued, reserved for issuance or outstanding. As of February 24, 2022, 3,081,350 Company DCUs were outstanding, 467,698 Company Phantom Awards were outstanding and 3,095,039 Company LTI Units were outstanding (assuming performance goals are satisfied at the target level) or 4,642,559 Company LTI Units were outstanding (assuming performance goals are satisfied at the maximum level), in each case, with the exception of vesting, settlement and forfeiture, in each case, since January 31, 2022, as to a de minimis number of shares of Company Common Stock underlying such Company Equity Awards. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Company is current on all dividends payable on the outstanding shares of Company Preferred Stock, and has complied in all material respects with terms and conditions thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Company may vote. Other than Company Equity Awards and Company Preferred Stock, issued prior to the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Company, or contracts, commitments, understandings or arrangements by which Company may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Company or that otherwise obligate Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “Company Securities”). Other than the Company Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Company or any of its Subsidiaries) are outstanding. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Company or any of its Subsidiaries is a party with respect to the voting or transfer of Company Common Stock, capital stock or other voting or equity securities or ownership interests of Company or granting any shareholder or other person any registration rights.
(b)Except as would not, either individually or in the aggregate, have a Material Adverse Effect on Company, Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof.
Section 3.3    Authority; No Violation.
(a)Company has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Company. The Board of Directors of Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Company and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and has directed that this Agreement be submitted to Company’s shareholders, for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of a majority of all the votes entitled to be cast on such matter by the holders of Company Common Stock (the “Requisite Company Vote”), and subject to the adoption and approval of the Bank Merger Agreement by Company as Company Bank’s sole voting shareholder, no other corporate proceedings on the part of Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, including the Merger, the Second Step Merger and the Bank Merger, (other than the submission to the shareholders of Company of an advisory (non-binding) vote on the compensation that may be paid or become payable to Company’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement). This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).
(b)Neither the execution and delivery of this Agreement by Company, nor the consummation by Company of the transactions contemplated hereby (including the Merger, the Second Step Merger and the Bank Merger), nor compliance by Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Charter or the Company Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that, either individually or in the aggregate, would not have a Material Adverse Effect on Company.
Section 3.4    Consents and Approvals. Except for (a) the filing of the applications, filings or notices to or with the Governmental Entities, Regulatory Agencies and SROs listed in Annex A and approval of or non-objection to such applications, filings and notices, (b) the filing with the SEC of a proxy statement in definitive form relating to the meeting of Company’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement”), and (c) the filing of the Certificates of Merger with the Delaware Secretary and the Tennessee Secretary pursuant to the DGCL and the TBCA, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Company of this Agreement or (ii) the consummation by Company of the Merger, the Second Step Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Company has no knowledge of any reason related to the Company or its Subsidiaries why the necessary regulatory approvals and consents will not be received to permit consummation of the Mergers on a timely basis (including any reason why the relevant statutory factors related to such approvals and consents will not be satisfied).
Section 3.5    Reports. Company and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2020 with any Regulatory Agencies including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not have a Material Adverse Effect on Company. Subject to Section 9.14, (a) except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Company and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Company, investigation into the business or operations of Company or any of its Subsidiaries since January 1, 2020, except where such proceedings or investigations would not have, either individually or in the aggregate, a Material Adverse Effect on Company, and (b) there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Company or any of its Subsidiaries and (ii) have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Company or any of its Subsidiaries since January 1, 2020 in each case, which would have, either individually or in the aggregate, a Material Adverse Effect on Company.
Section 3.6    Financial Statements.
(a)The financial statements of Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of cash flows, consolidated statements of equity and consolidated statements of condition of Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since January 1, 2020, no independent public accounting firm of Company has resigned (or informed Company that it intends to resign) or been dismissed as independent public accountants of Company as a result of or in connection with any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)Except as would not have, either individually or in the aggregate, a Material Adverse Effect on Company, neither Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2021 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2021, or in connection with this Agreement and the transactions contemplated hereby.
(c)The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not have a

Material Adverse Effect on Company. Company (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Company’s outside auditors and the audit committee of Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information and (ii) to the knowledge of Company, any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting. To the knowledge of Company, any such disclosures were made in writing by management to Company’s auditors and audit committee. To the knowledge of Company, there is no reason to believe that Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(d)Since January 1, 2020, (i) neither Company nor any of its Subsidiaries, nor, to the knowledge of Company, any director, officer, auditor, accountant or representative of Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no employee of or attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Company or any committee thereof or the Board of Directors or similar governing body of any Company Subsidiary or any committee thereof, or to the knowledge of Company, to any director or officer of Company or any Company Subsidiary.
Section 3.7    Broker’s Fees. With the exception of the engagement of Morgan Stanley & Co. LLC, neither Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. Prior to the date hereof, Company has disclosed to Parent the aggregate fees provided for in connection with the engagement by Company of

Morgan Stanley & Co. LLC related to the Merger and the other transactions contemplated hereunder.
Section 3.8    Absence of Certain Changes or Events.
(a)Since December 31, 2020, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would have, either individually or in the aggregate, a Material Adverse Effect on Company.
(b)Since December 31, 2020 through the date of this Agreement, Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.
Section 3.9    Legal and Regulatory Proceedings.
(a)Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Company, neither Company nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Company or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Company, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries (or that, upon consummation of the Mergers, would apply to the Surviving Corporation or any of its affiliates).
Section 3.10    Taxes and Tax Returns. Each of Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all income and other material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects. Neither Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns automatically obtained in the ordinary course). All income and other material Taxes of Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. In the last six (6) years, no written claim has been made by a Governmental Entity in a jurisdiction in which Company or any of its Subsidiaries (as applicable) does not file Tax Returns that Company or such Subsidiary (as applicable) is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction. Neither Company nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Company and its Subsidiaries or the assets of Company and its Subsidiaries. Neither Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Company and its Subsidiaries or pursuant to agreements which both (1) were not primarily related to Taxes and (2) were entered into in the ordinary course of business consistent with past practice). Since January 1, 2016, neither Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company or any of its Subsidiaries) or (B) has any liability for the Taxes of any person (other than Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise (other than pursuant to agreements which both (1) were not primarily related to Taxes and (2) were entered into in the ordinary course of business consistent with past practice). Neither Company nor any of its Subsidiaries has been, within the past two (2) years a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). No private letter rulings, closing agreements, technical advice memoranda or similar agreements or rulings have been entered into with or issued by any Governmental Entity within the three (3) year period immediately preceding the date of this Agreement with respect to Company or any of its Subsidiaries that would bind Company or any of its Subsidiaries in any taxable period (or portion thereof) after the Closing Date. Neither Company nor any of its Subsidiaries owns any “bank owned life insurance” policies or “company owned life insurance” policies for which any death benefit payments would be subject to U.S. federal income taxation. Neither Company nor any of its Subsidiaries has elected to defer any “applicable employment taxes” (as defined in Section 2302(d)(1) of the Coronavirus Aid, Relief, and Economic Security (CARES) Act (the “CARES Act”)) pursuant to Section 2302 of the CARES Act. Nothing in this Section 3.10 or otherwise in this Agreement shall be construed as a representation or warranty with respect to the amount, value or availability in any Tax period (or portion thereof) beginning after the Closing Date of any net operating loss, capital loss, Tax credit, Tax basis or other Tax asset or attribute of Company or any of its Subsidiaries. It is agreed and understood that no representation or warranty is made by Company, any of its Subsidiaries or its Affiliates in respect of Tax matters in any section of this Agreement, other than this Section 3.10 and relevant parts of Section 3.11.
Section 3.11    Employee Benefits.
(a)Except as would not have, either individually or in the aggregate, a Material Adverse Effect on Company, each Company Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Section 3.11(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each material Company Benefit Plan. For purposes of this Agreement, the term “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all equity or equity-based, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which Company or any Subsidiary or any trade or business, whether or not incorporated, which together with Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Company ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Company or any of its Subsidiaries or any Company ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Company or any of its Subsidiaries or any Company ERISA Affiliate, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”).
(b)Company has made available to Parent true, correct and complete copies of each material Company Benefit Plan (or, in the case of any unwritten material Company Benefit Plan, a description thereof) and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), (iii) the most recently received IRS determination letter, (iv) the most recently prepared actuarial report and (v) any related trust agreement or other funding instrument.
(c)The IRS has issued a favorable determination letter or opinion with respect to each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plans”) and the related trust, which letter or opinion has not been revoked (nor has revocation been threatened), and, to the knowledge of Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Company Qualified Plan or the related trust.
(d)Except as would not result in any material liability to Company and its Subsidiaries, taken as a whole, with respect to each Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such Company Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Company Benefit Plan’s actuary with respect to such Company Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Company Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Company or any of its Subsidiaries and (vii) the PBGC has not instituted proceedings to terminate any such Company Benefit Plan.
(e)None of Company and its Subsidiaries nor any Company ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Company and its Subsidiaries nor any Company ERISA Affiliate has incurred any liability that has not been satisfied in full to a Multiemployer Plan or

Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.
(f)Except as would not result in any material liability to Company and its Subsidiaries, taken as a whole, no Company Benefit Plan provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.
(g)Except as would not have, either individually or in the aggregate, a Material Adverse Effect on Company, all contributions required to be made to any Company Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any prior period, have been timely made or paid in full or, to the extent not required to be previously made or paid, have been fully reflected on the books and records of Company.
(h)There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Company’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans that would reasonably be expected to result in any liability of Company or any of its Subsidiaries in an amount that would be material to Company and its Subsidiaries, taken as a whole.
(i)Except as would not have, either individually or in the aggregate, a Material Adverse Effect on Company, none of Company and its Subsidiaries nor any Company ERISA Affiliate nor, to Company’s knowledge, any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the Company Benefit Plans or their related trusts, Company, any of its Subsidiaries or any Company ERISA Affiliate to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
(j)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, officer, director or other service provider of Company or any of its Subsidiaries, or result in any limitation on the right of Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust on or after the Effective Time. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(k)No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.
(l)No Company Benefit Plan is maintained for the benefit of any current or former employee, officer, director or other service provider of Company or any of its Subsidiaries who, while employed or engaged by Company or any of its Subsidiaries, primarily resides or provides services (or resided or provided services) outside of the United States.
(m)There are no pending or, to the knowledge of Company, threatened unfair labor practice claims or charges against Company or any of its Subsidiaries. Since January 1, 2020, there have been no strikes, lockouts, concerted slowdowns or work stoppages or other labor disputes involving Company or any of its Subsidiaries. Neither Company or any of its Subsidiaries is party to, bound by, or negotiating any collective bargaining or similar agreement with any union, works council or other labor organization. Since January 1, 2020, there have been no pending or, to the knowledge of Company, threatened organizing efforts by any union or other group seeking to represent any current or former employees of Company or any of its Subsidiaries.
(n)Since January 1, 2020, neither Company nor any of its Subsidiaries has conducted any “plant closing” or “mass layoff” (each as defined by the Worker Adjustment and Retraining Notification Act of 1988) or any similar group layoff of employees requiring notice to a Governmental Entity pursuant to applicable state, local or foreign law, or implemented any material early retirement, exit incentive, or other group separation program, nor as to each of the foregoing has Company nor any of its Subsidiaries planned or announced any such action or program for the future.
(o)Since January 1, 2020, (i) to the knowledge of Company, no executive officer or director of Company or any of its Subsidiaries has been the subject of a pending allegation of sexual harassment or sexual assault and (ii) neither Company nor any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment or other sexual misconduct by any executive officer or director of Company.
Section 3.12    SEC Reports. An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC, as the case may be, since January 1, 2020 by Company pursuant to the Securities Act or the Exchange Act (the “Company Reports”) is publicly available, and no such Company Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Company Reports.
Section 3.13    Compliance with Applicable Law.
(a)Company and each of its Subsidiaries hold, and have at all times since January 1, 2020, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, have a Material Adverse Effect on Company, and, to the knowledge of Company, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.
(b)Except as would not, either individually or in the aggregate, have a Material Adverse Effect on Company, Company and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Company or any of its Subsidiaries, including (i) all applicable laws and regulations (and publicly posted policies) relating to the privacy and security of data or information that constitutes personal data, personally identifiable information, or personal information under applicable law or regulation (such information, “Personal Data”) and (ii) the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Flood Disaster Protection Act of 1973 (as amended) and the National Flood Insurance Act of 1968 and the implementing regulations thereunder, the CARES Act, Pandemic Measures, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Company and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance by Company and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where Company and its Subsidiaries conduct business.
(c)Company Bank has, and at all times during the past three (3) years has had, a Community Reinvestment Act rating no lower than “Satisfactory”.

(d)Company maintains a written information privacy and security program and takes commercially reasonable measures to protect the privacy, confidentiality, integrity, availability and security of all hardware, software, databases, systems, networks, websites, applications and other information technology assets and equipment (collectively, “IT Assets”) and Personal Data used in its business against any (i) loss or misuse of Personal Data, (ii) unauthorized access or unlawful operations performed upon such IT Assets or Personal Data or (iii) other act or omission that compromises the security or confidentiality of the IT Assets or Personal Data (clauses (i) through (iii), a “Security Breach”). To the knowledge of Company, since January 1, 2020, Company has not experienced any Security Breach that would, individually or in the aggregate, have a Material Adverse Effect on Company. To the knowledge of Company, there are no data security or other technological vulnerabilities, viruses, malware or other corruptants with respect to the IT Assets owned by and used in Company’s business that, individually or in the aggregate, would have a Material Adverse Effect on Company.
(e)Without limitation, none of Company, or any of its Subsidiaries, or to the knowledge of Company, any director, officer, employee, agent or other person acting on behalf of Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Company or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Company or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Company or any of its Subsidiaries or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except, in each case, as would not, either individually or in the aggregate, have a Material Adverse Effect on Company.
(f)As of the date hereof, each of Company and Company Bank is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary federal regulator) and, as of the date hereof, to the knowledge of Company, neither Company nor any of its Subsidiaries is aware of any fact, event or circumstance that would result in Company and Company Bank not being “well-capitalized” within one year from the date of this Agreement.
(g)Except as would not, either individually or in the aggregate, have a Material Adverse Effect on Company, (i) Company and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Company, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.
Section 3.14    Certain Contracts.
(a)Except as set forth in Section 3.14(a) of the Company Disclosure Schedule or as filed with any Company Reports, as of the date hereof, neither Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), but excluding any Company Benefit Plan:
(i)which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
(ii)which contains a non-compete or client or customer non-solicitation requirement, in each case, that materially restricts the conduct of any line of business by Company or any of its Subsidiaries or upon consummation of the Mergers will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business or in any geographic region;
(iii)which is a collective bargaining agreement or similar agreement with any union, works council or other labor organization;
(iv)any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Company Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, have a Material Adverse Effect on Company;
(v)(A) that relates to the incurrence of indebtedness by Company or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case, incurred in the ordinary course of business consistent with past practice), (B) that provides for the guarantee, support, assumption, endorsement or material indemnification by Company or any of its Subsidiaries of, or any similar commitment by Company or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $50,000,000.00 or more, but, in each case, excluding any indebtedness disclosed in any Company Report(s) filed since January 1, 2021 or entered into in the ordinary course of business or (C) that relates to the incurrence of indebtedness (or guarantees thereof) and have terms that require Company to maintain a listing on a stock exchange or reporting obligations under the Exchange Act (or provide substantially similar disclosure to holders of such debt);

(vi)that grants any material right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Company or its Subsidiaries, taken as a whole;
(vii)which creates future payment obligations in excess of $5,000,000.00 per annum (other than any such contracts which are terminable by Company or any of its Subsidiaries on ninety (90) days or less notice without any required payment (other than the payment of any outstanding obligation at the time of termination) or other conditions, other than the condition of notice), other than with respect to indebtedness disclosed in any Company Report(s) filed since January 1, 2021 or leases or other agreements entered into in the ordinary course of business;
(viii)that is a settlement, consent or similar agreement and contains any material continuing obligations of Company or any of its Subsidiaries;
(ix)that relates to the acquisition or disposition of any person, business or asset and under which Company or its Subsidiaries have or may have a material obligation or liability;
(x)for the purchase of materials, supplies, goods, services, equipment or other assets by Company or its Subsidiaries that provides for annual payments of $5,000,000.00 or more;
(xi)that relates to any material joint venture, partnership, limited liability company agreement or other similar agreement or arrangement; or
(xii)that relates to material Intellectual Property or material IT Assets, other than (A) non-exclusive in-licenses to commercially available software or (B) non-exclusive out-licenses to customers in the ordinary course of business.
Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Material Contract.” Company has made available to Parent true, correct and complete copies of each Material Contract in effect as of the date hereof.
(b)(i) Each Material Contract is valid and binding on Company or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not have a Material Adverse Effect on Company, (ii) Company and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Material Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not have a Material Adverse Effect on Company, (iii) to the knowledge of Company, each third-party counterparty to each Material Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Material Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not have a Material Adverse Effect on Company, (iv) neither Company nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any Material Contract by any of the other parties thereto which would have, either individually or in the aggregate, a Material Adverse Effect on Company and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Company or any of its Subsidiaries or, to the knowledge of Company, any other party thereto, of or under any such Material Contract, except where such breach or default, either individually or in the aggregate, would not have a Material Adverse Effect on Company.
Section 3.15    Actions by Regulatory Agencies. Subject to Section 9.14, neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2020, a recipient of any supervisory letter from, or since January 1, 2020, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management, its business or its ability to consummate the transactions contemplated hereby in a timely manner (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has Company or any of its Subsidiaries been advised in writing, or to Company’s knowledge, orally, since January 1, 2020, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.
Section 3.16    Environmental Matters. Except as would not have, either individually or in the aggregate, a Material Adverse Effect on Company, Company and its Subsidiaries are in compliance, and have complied since January 1, 2020, with any Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Company, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against Company, which liability or obligation would have, either individually or in the aggregate, a Material Adverse Effect on Company. To the knowledge of Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have, either individually or in the aggregate, a Material Adverse Effect on Company. Company is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would have, either individually or in the aggregate, a Material Adverse Effect on Company.
Section 3.17    Investment Securities and Commodities. Each of Company and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to Company’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Company or its

Subsidiaries. Such securities and commodities are valued on the books of Company in accordance with GAAP in all material respects.
Section 3.18    Real Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Company, Company or a Company Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Company Reports as being owned by Company or a Company Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Company Owned Properties”), free and clear of all Liens, except Permitted Encumbrances and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Company, the lessor. There are no pending or, to the knowledge of Company, threatened condemnation proceedings against the Company Real Property.
Section 3.19    Intellectual Property. Company and each of its Subsidiaries owns (in each case, free and clear of any material Liens (other than Permitted Encumbrances)), all Intellectual Property owned or purported to be owned by Company and its Subsidiaries which is material to the conduct of its business as currently conducted. Except as would not have, either individually or in the aggregate, a Material Adverse Effect on Company: (i) the operation of Company’s and its Subsidiaries’ businesses does not infringe, misappropriate or otherwise violate the rights other than patents, and to the knowledge of the Company, any patents, of any third person; (ii) since January 1, 2020, Company has not received any written communication alleging from any Person that Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person; (iii) to the knowledge of Company, no person is challenging, infringing on or otherwise violating any right of Company or any of its Subsidiaries with respect to any Intellectual Property owned by Company or its Subsidiaries; (iv) since January 1, 2020, neither Company nor any of its Subsidiaries has received any written notice of any pending claim contesting or challenging the ownership or validity of any Intellectual Property owned by Company or any Company Subsidiary; (v) the Intellectual Property registrations and applications that are, in each case, owned by Company and its Subsidiaries, are subsisting and unexpired, and, to the knowledge of Company, valid and enforceable; and (vi) Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned by Company and its Subsidiaries.
Section 3.20    Related Party Transactions. As of the date hereof, except as set forth in any Company Reports, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates)

(other than Subsidiaries of Company) on the other hand, of the type required to be reported in any Company Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.
Section 3.21    State Takeover Laws. The Board of Directors of Company has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the organizational documents of Parent, Holdco or Merger Sub (collectively, with any similar provisions of the Company Charter or Company Bylaws, “Takeover Statutes”). In accordance with Section 48-23-102 of the TBCA, no appraisal or dissenters’ rights will be available to the holders of Company Common Stock or Company Preferred Stock in connection with the Merger.
Section 3.22    Opinion. Prior to the execution of this Agreement, Company has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from Morgan Stanley & Co. LLC, to the effect that as of the date thereof and subject to the various assumptions made, procedures followed, matters considered, and the qualifications and limitations on the scope of review undertaken by Morgan Stanley & Co. LLC as set forth in its written opinion, the Base Per Share Merger Consideration is fair from a financial point of view to Company. Such opinion has not been amended or rescinded as of the date of this Agreement.
Section 3.23    Company Information. The information relating to Company and its Subsidiaries included in (a) the Proxy Statement on the date it (or any amendment or supplement thereto) is first mailed to holders of Company Common Stock or at the time of the Company Meeting, and (b) the documents and financial statements of Company incorporated by reference in the Proxy Statement or any amendment or supplement thereto or (c) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Company and its Subsidiaries and other portions within the reasonable control of Company will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Company with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Parent or its Subsidiaries for inclusion in the Proxy Statement.
Section 3.24    Loan Portfolio.
(a)As of the date hereof, except as set forth in Section 3.24(a) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Company or any Company Subsidiary is a creditor that, as of December 31, 2021, had an outstanding balance of $5,000,000.00 or more and under the terms of which the obligor was, as of December 31, 2021, over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 3.24(a) of the Company Disclosure Schedule is a true, correct and complete list of (A) all the Loans of Company and its Subsidiaries that, as of December 31, 2021, had an outstanding balance of $5,000,000.00 or more and were classified by Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.) and (B) each asset of Company or any of its Subsidiaries that, as of November 30, 2021, is classified as “Other Real Estate Owned” and the book value thereof.
(b)Except as would not have, either individually or in the aggregate, a Material Adverse Effect on Company, each Loan of Company or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Company and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(c)Except as would not have, either individually or in the aggregate, a Material Adverse Effect on Company, each outstanding Loan of Company or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(d)Section 3.24(d) of the Company Disclosure Schedule contains a complete and accurate list of all extensions of credit as of November 30, 2021, by Company Bank and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of Company Bank, and each such extension of credit is and was made in compliance in all material respects with all applicable laws.
(e)Except as disclosed in Section 3.24(e) of the Company Disclosure Schedule, there are no extensions of credit by Company Bank or its Subsidiaries to any employee, officer, director (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) or other affiliate of Company Bank on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate that was below market at the time the extensions of credit were made.
Section 3.25    Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Company, (a) Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent and consistent with industry practice, and Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of current or former officers, directors and employees of Company and its Subsidiaries, Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by Company or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither Company nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.
Section 3.26    Investment Advisor Subsidiaries.
(a)Certain Subsidiaries of Company are registered, licensed or qualified, or are required to be registered, licensed or qualified, in connection with the provision of investment management, investment advisory or sub-advisory services (Company and each such Subsidiary, a “Company Advisory Subsidiary”). Each Company Advisory Subsidiary is registered as an investment adviser under the Investment Advisers Act and has operated since January 1, 2020 and is currently operating in compliance with all laws applicable to it or its business and has all registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets substantially as presently conducted, except, in each case, as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Company.
(b)The accounts of each advisory client of Company or its Subsidiaries, for purposes of the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), that are subject to ERISA and/or Section 4975 of the Code have been managed by the applicable Company Advisory Subsidiary in compliance with the applicable requirements of ERISA and Section 4975 of the Code, except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Company.
(c)None of the Company Advisory Subsidiaries nor any person “associated” (as defined in the Investment Advisers Act) with any Company Advisory Subsidiaries is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor, except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Company.
Section 3.27    Insurance Subsidiaries.
(a)Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, (i) since January 1, 2020, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of any Company Subsidiary (“Company Agent”) wrote, sold, produced, managed, administered or procured business for a Company Subsidiary, such Company Agent was, at the time Company Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced to the extent required by applicable law, (ii) no Company Agent has been since January 1, 2020, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any law, rule or regulation applicable to such Company Agent’s writing, sale, management, administration or production of insurance business for any Company Insurance Subsidiary (as defined below) and (iii) each Company Agent was appointed by Company or a Company Insurance Subsidiary in compliance with applicable insurance laws, rules and regulations and all processes and procedures undertaken with respect to such Company Agent were undertaken in compliance with applicable insurance laws, rules and regulations. “Company Insurance Subsidiary” means each Subsidiary of Company through which insurance operations is conducted.
(b)Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, (i) since January 1, 2020, Company and the Company Insurance Subsidiaries have made all required notices, submissions, reports or other filings under applicable insurance holding company statutes, (ii) all contracts, agreements, arrangements and transactions in effect between any Company Insurance Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable insurance holding company statutes and (iii) each Company Insurance Subsidiary has operated and otherwise been in compliance with all applicable insurance laws, rules and regulations.
Section 3.28    Broker-Dealer and Other SEC-Regulated Subsidiaries.
(a)Company has certain Subsidiaries that are registered, licensed or qualified, or are required to be registered, licensed or qualified, as a broker-dealer (each, a “Company Broker-Dealer Subsidiary”), or as a municipal securities dealer or municipal advisor, in each case in accordance with any regulatory or legal requirement applicable to such Company Subsidiary (together with Company Broker-Dealer Subsidiaries, the “Company SEC-Registered Subsidiaries”). Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Company: (i) each Company SEC-Registered Subsidiary is duly registered under the Exchange Act as a broker-dealer, municipal securities dealer or municipal advisor, as applicable, with the SEC and is in compliance with the applicable provisions of the Exchange Act, including applicable net capital requirements and customer protection requirements thereof; (ii) each Company Broker-Dealer Subsidiary is a member in good standing with FINRA and any other applicable SRO and in compliance with all applicable rules and regulations of FINRA and any such SRO of which it is a member or which otherwise has authority over it; (iii) each other Company SEC-Registered Subsidiary is a member in good standing, as required, with the Municipal Securities Rulemaking Board (“MSRB”) and any other applicable SRO and in compliance with all applicable rules and regulations of MSRB and any such SRO of which it is a member or which otherwise has authority over it; (iv) each Company SEC-Registered Subsidiary (and each registered representative thereof) is duly registered, licensed or qualified as required, under, and in compliance with, the applicable laws of all jurisdictions in which it is required to be so registered and each such registration, license or qualification is in full force and effect and in good standing; (v) Company Bank qualifies for the exceptions from the definitions of “broker” and “dealer” under Sections 3(a)(4)(B) and 3(a)(5)(C) of the Exchange Act and regulations thereunder with respect to any brokerage or dealing activities conducted by Company Bank or a division thereof; and (vi) there is no action, suit, proceeding or investigation pending or, to the knowledge of Company, threatened that would reasonably be likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses, exceptions and qualifications.
(b)Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Company, (i) none of the Company SEC-Registered Subsidiaries nor any “associated person” thereof (A) is or has been ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act, (B) is subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or (C) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any Company Broker-Dealer Subsidiary as broker-dealer, municipal securities dealer, government securities broker, government securities dealer or municipal advisor under Section 15, Section 15B or Section 15C of the Exchange Act or any rule of any SRO and (ii) there is no action, suit, proceeding or investigation pending or, to the knowledge of Company, threatened, that is reasonably likely to result in any such person being deemed ineligible as described in clause (A), subject to a “statutory disqualification” as described in clause (B) or subject to a disqualification as described in clause (C).
Section 3.29    Risk Management Instruments. Except as would not have, either individually or in the aggregate, a Material Adverse Effect on Company, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Company or any of its Subsidiaries or for the account of a customer of Company or any of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Governmental Entity and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of Company or one its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). Except as would not have, either individually or in the aggregate, a Material Adverse Effect on Company, Company and each of its Subsidiaries has duly performed in all material respects all of its material obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of Company, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.
Section 3.30    No Other Representations or Warranties.
(a)Except for the representations and warranties made by Company in this Article III, neither Company nor any other person makes any express or implied representation or warranty with respect to Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Company hereby disclaims any such other representations or warranties, and Parent and Holdco acknowledge the same. In particular, without limiting the foregoing disclaimer, neither Company nor any other person makes or has made any representation or warranty to Parent or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Company, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Company in this Article III, any oral or written information presented to Parent or any of its affiliates or representatives in the course of their due diligence investigation of Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)Company acknowledges and agrees that neither Parent nor any other person on behalf of Parent has made or is making, and Company has not relied upon, any express or implied representation or warranty other than those contained in Article IV.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT PARTIES
Except (i) as disclosed in the disclosure schedule delivered by Parent Parties to Company prior to the execution hereof (the “Parent Disclosure Schedule”) (it being understood that (a) no item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent Parties that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect and (c) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in reports filed with or furnished to the SEC by Parent since January 1, 2020 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Parent Parties hereby represent and warrant to Company as follows:
Section 4.1    Corporate Organization. Parent is duly organized, validly existing and in good standing as a Schedule I bank under the Bank Act (Canada), is a bank holding company duly registered under the BHC Act and has elected to be treated as a financial holding company under the BHC Act. Holdco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Parent Party has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Each Parent Party is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, have a Material Adverse Effect on Parent. A true and complete copy of Parent’s,

Holdco’s, TDGUS’ and Merger Sub’s Constituent Documents, as in effect as of the date of this Agreement, have been previously been made available by Parent to Company.
Section 4.2    Capitalization. The authorized capital of Parent consists of an unlimited number of common shares and an unlimited number of Class A first preferred shares.
Section 4.3    Authority; No Violation.
(a)Each Parent Party has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of each Parent Party. The Board of Directors of each Parent Party has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of such company and its shareholders, has adopted and approved this Agreement and Holdco has directed that this Agreement be submitted to its sole stockholder for approval and has adopted a resolution of the foregoing effect. Except for such stockholder approval, no other corporate proceedings on the part of any Parent Party are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Parent Party and (assuming due authorization, execution and delivery by Company) constitutes a valid and binding obligation of each Parent Party, enforceable against such Parent Party in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).
(b)Neither the execution and delivery of this Agreement by each Parent Party, nor the consummation by each Parent Party of the transactions contemplated hereby (including the Merger, the Second Step Merger and the Bank Merger), nor compliance by each Parent Party with any of the terms or provisions hereof, will (i) violate any provision of the organizational documents of any Parent Party, as applicable or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to any Parent Parties or any of their Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of any Parent Party or any of their Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any Parent Party or any of their Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that either individually or in the aggregate would not have a Material Adverse Effect on Parent.
Section 4.4    Consents and Approvals. Except for (a) the filing of the applications, filings or notices to or with the Governmental Entities, Regulatory Agencies and SROs listed in Annex A and approval of or non-objection to such applications, filings and notices, (b) the filing with the SEC of the Proxy Statement, and (c) the filing of the Certificates of Merger with the Tennessee Secretary pursuant to the TBCA and Delaware Secretary pursuant to the DGCL, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by each of Parent Party of this Agreement or (ii) the consummation by each Parent Party of the Merger, the Second Step Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Parent Parties have no knowledge of any reason related to Parent or its Subsidiaries why the necessary regulatory approvals and consents will not be received to permit consummation of the Mergers on a timely basis (including any reason why the relevant statutory factors related to such approvals and consents will not be satisfied).
Section 4.5    Broker’s Fees. None of Parent, Holdco or any of their respective Subsidiaries, nor any of their respective officers or directors, has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than J.P. Morgan Securities LLC.
Section 4.6    Legal and Regulatory Proceedings.
(a)Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Parent, neither Parent, Holdco nor any of their Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent, Holdco or any of their Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Parent, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, Holdco, any of their Subsidiaries or their assets.
Section 4.7    Compliance with Applicable Law.
(a)Parent, Holdco and each of their Subsidiaries hold, and have at all times since January 1, 2020, held, all licenses, registrations, franchises, certificates, variances, permits charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, have a Material Adverse Effect on Parent, and, to the knowledge of Parent, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.
(b)Except as would not, either individually or in the aggregate, have a Material Adverse Effect on Parent, Parent, Holdco and each of their Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Parent, Holdco or any of their Subsidiaries, including (i) all applicable laws and regulations (and publicly posted policies)

relating to the privacy and security of Personal Data and (ii) the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Flood Disaster Protection Act of 1973 (as amended) and the National Flood Insurance Act of 1968 and the implementing regulations thereunder, the CARES Act, Pandemic Measures and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Parent, Holdco and their Subsidiaries have established and maintain a system of internal controls designed to ensure compliance by Parent, Holdco and their Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where Parent, Holdco and their Subsidiaries conduct business.
(c)Parent Bank has, and at all times during the past three (3) years has had, a Community Reinvestment Act rating no lower than “Outstanding”.
(d)As of the date hereof, there is no dispute or other proceeding pending between Parent or Parent Bank or any of their Subsidiaries and any community groups relating to Parent or Parent Bank, and, to the knowledge of Parent, no such dispute or other proceeding has been threatened, in each case, that could reasonably be expected to materially delay the receipt of, or impair the ability to obtain, all of the Requisite Regulatory Approvals.
(e)None of Parent, Holdco, or any of their Subsidiaries, or to the knowledge of Parent, any director, officer, employee, agent or other person acting on behalf of Parent, Holdco or any of their Subsidiaries has, directly or indirectly, (i) used any funds of Parent, Holdco or any of their Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Parent, Holdco or any of their Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Parent, Holdco or any of their Subsidiaries, (v) made any fraudulent entry on the books or records of Parent, Holdco or any of their Subsidiaries or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Parent, Holdco or any of their Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Parent, Holdco or any of their Subsidiaries, or is currently subject to any United States sanctions administered by the

Office of Foreign Assets Control of the United States Treasury Department, except, in each case, as would not, either individually or in the aggregate, have a Material Adverse Effect on Parent.
(f)As of the date hereof, each of TDGUS and Parent Bank is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary federal regulator) and, as of the date hereof, to the knowledge of Parent, neither Parent nor any of its Subsidiaries is aware of any fact, event or circumstance that would result in TDGUS and Parent Bank not being “well-capitalized” within one year from the date of this Agreement.
Section 4.8    Actions by Regulatory Agencies. Subject to Section 9.14, neither Parent, Holdco nor any of their Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2020, a recipient of any supervisory letter from, or since January 1, 2020, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management, its business or its ability to consummate the transactions contemplated hereby in a timely manner (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), nor has Parent, Holdco or any of their Subsidiaries been advised in writing, or to Parent’s knowledge, orally, since January 1, 2020, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement.
Section 4.9    Parent Information. The information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in (a) the Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of Company Common Stock or at the time of the Company Meeting, (b) the documents and financial statements of Parent incorporated by reference in the Proxy Statement or any amendment or supplement thereto or (c) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Parent and its Subsidiaries and other portions within the reasonable control of Parent will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Company or its Subsidiaries for inclusion in the Proxy Statement.
Section 4.10    Availability of Funds. As of the date of this Agreement, Parent has sufficient funds or access thereto, and Parent will at the Closing have immediately available funds in cash, to pay when due all amounts payable by it hereunder and to fulfill its obligations hereunder. Parent acknowledges that the obligations of Parent under this Agreement are not contingent upon or subject to any conditions regarding Parent’s, its Affiliates’, or any other

Person’s ability to obtain financing or otherwise to raise capital for the consummation of the Transactions, including the payment of the Merger Consideration.
Section 4.11    No Other Representations or Warranties.
(a)Except for the representations and warranties made by each Parent Party in this Article IV, no Parent Party nor any other person makes any express or implied representation or warranty with respect to Parent Parties, their respective Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and each Parent Party hereby disclaims any such other representations or warranties and Company acknowledges the same. In particular, without limiting the foregoing disclaimer, no Parent Party nor any other person makes or has made any representation or warranty to Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Parent Parties in this Article IV, any oral or written information presented to Company or any of its affiliates or representatives in the course of their due diligence investigation of Parent Parties, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)Each Parent Party acknowledges and agrees that neither Company nor any other person has made or is making, and Parent and Holdco have not relied on, any express or implied representation or warranty other than those contained in Article III.
ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 5.1    Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as (i) expressly contemplated or permitted by this Agreement (including as set forth in the Company Disclosure Schedule), (ii) required by law, (iii) may be necessary or commercially reasonable in response to a Pandemic or Pandemic Measures, subject to Company providing Parent with advance notice in respect of any such action (unless it is not reasonably practicable under the circumstances to provide such prior notice, in which case Company shall provide notice to Parent as soon as reasonably practicable) or (iv) consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), Company shall, and shall cause each of its Subsidiaries to, (A) conduct its business in the ordinary course in all material respects and (B) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships.
Section 5.2    Company Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):
(a)other than in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Company or any of its wholly-owned Subsidiaries to Company or any of its wholly-owned Subsidiaries, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include the creation of deposit liabilities, issuances of letters of credit and commercial paper, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposit, entry into repurchase agreements and satisfaction of legal requirements in the exercise of trust powers, in each case, on terms and in amounts consistent with past practice);
(b)
(i)adjust, split, combine or reclassify any capital stock;
(ii)make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any securities of Company or Company Subsidiary, except (A) regular quarterly cash dividends by Company at a rate not in excess of $0.15 per share of Company Common Stock, (B) dividends paid by any of the Company Subsidiaries to Company or any of its wholly-owned Subsidiaries, (C) dividends provided for and paid on Company Preferred Stock in accordance with the terms of such Company Preferred Stock and (D) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Options or for withholding Taxes incurred in connection with the exercise of Company Options or the vesting or settlement of other Company Equity Awards, in each case, in accordance with past practice and the terms of the applicable Stock Plans and award agreements thereunder;
(iii)grant any stock options, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire (or any right to payment the amount of which is determined in whole or in part based on the value of) any securities of Company or any Company Subsidiary; or
(iv)issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of Company or any Company Subsidiary, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of Company or any Company Subsidiary, except pursuant to the exercise of Company

Options or the settlement of other Company Equity Awards, in each case, which are outstanding as of the date hereof, in accordance with their terms as in effect as of the date hereof;
(c)sell, transfer, mortgage, encumber, abandon, allow to lapse, license, lease or otherwise dispose of any of its material properties, rights or assets or any business to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case, other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement and set forth on Section 5.2(c) of the Company Disclosure Schedule;
(d)except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case, other than a wholly-owned Company Subsidiary;
(e)in each case, except for transactions in the ordinary course of business, (i) terminate, materially amend, or waive any material provision of, any Material Contract, or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to Company or its Subsidiaries or (ii) enter into (or thereafter terminate, materially amend, or waive any material provision of) any contract that would constitute an Material Contract if it were in effect on the date of this Agreement, except entry into any contract to replace a Material Contract that Company does not reasonably expect will materially reduce the expected business or economic benefits to, or impose additional material obligations on, Company and its Subsidiaries under such contract;
(f)except as required under applicable law or the terms of any Company Benefit Plan existing as of the date hereof, as applicable: (i) enter into, establish, adopt, amend or terminate any Company Benefit Plan, or any arrangement that would be a Company Benefit Plan if in effect on the date hereof, other than routine administrative amendments that would not materially increase the benefits provided thereunder or the cost thereof to Company and its Subsidiaries, (ii) increase the compensation or benefits payable to any current or former employee, officer, director or individual consultant, other than increases to current employees and officers (w) in connection with a promotion or change in responsibilities permitted under clause (viii) of this Section 5.2(f) and to a level consistent with similarly situated peer employees, (x) in base salary or wages or target annual cash bonus opportunity that is in the ordinary course of business consistent with past practice and with respect to an employee who is not an “executive officer” (as defined in Rule 3b-7 promulgated under the Exchange Act) as set forth on Section 5.2(f)(ii)(x) of the Company Disclosure Schedule, (y) the payment of incentive compensation for completed performance periods based upon corporate performance, the performance of such employee and, if applicable, such employee’s business or (z) changes in health and welfare benefits that are generally applicable to all Company employees in the ordinary course, in each case determined in accordance with the terms of the applicable Company Benefit Plan and in the ordinary course of business consistent with past practice, (iii)

pay or award, or commit to pay or award, any bonuses or incentive compensation to any current or former employee, officer, director or individual consultant, other than contemplated by clause (ii)(z) above, (iv) accelerate the payment, vesting or funding of or under any Company Benefit Plan or of any compensation or benefit, (v) grant to any current or former employee, officer, director or individual consultant any right to reimbursement, indemnification or payment for any Taxes, including any Taxes incurred under Section 409A or 4999 of the Code, (vi) with respect to any Company Benefit Plan, (x) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any Company Benefit Plan or (y) except as may be required by GAAP, change any actuarial or other assumption used to calculate the funding obligations with respect to such Company Benefit Plan or change the manner in which contributions are made or the basis on which contributions are calculated with respect to such Company Benefit Plan, in each case, except in the ordinary course of business consistent with past practice, (vii) terminate the employment or services of any “executive officer” (as defined in Rule 3b-7 promulgated under the Exchange Act), other than for cause or (viii) hire any employee, or promote any employee to a position of “executive officer” (as defined in Rule 3b-7 promulgated under the Exchange Act);
(g)enter into, establish or adopt any collective bargaining or similar agreement with any union, works council, or other labor organization, or recognize any union, works council, or other labor organization as the representative of any of the employees of Company or any of its Subsidiaries;
(h)settle any material claim, suit, action or proceeding, except for such settlements involving monetary remedies not in excess of $5,000,000.00 individually or $10,000,000.00 in the aggregate (in each case excluding payment of any net insurance proceeds) and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Corporation after consummation of the Mergers;
(i)amend its charter, its bylaws or comparable governing documents of its Subsidiaries that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC;
(j)materially restructure or materially change its investment securities, wholesale funding, BOLI or derivatives portfolios or its interest rate exposure, through purchases, sales or otherwise, or the manner in which any such portfolio is classified or reported;
(k)implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;
(l)enter into any material new line of business or, other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity and ordinary course changes to policies or practices in response to changes in the market for similar items;

(m)(i) make, change or revoke any Tax election, (ii) change an annual Tax accounting period, (iii) adopt or change any Tax accounting method, (iv) file any amended Tax Return, (v) enter into any closing agreement with respect to Taxes, (vi) settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes, (vii) initiate any voluntary disclosure with, or request any ruling from, any Governmental Entity or (viii) incur any material amount of Tax outside of the ordinary course of business;
(n)merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;
(o)make any loans or extensions of credit, except in the ordinary course of business consistent with past practice, or new loans or extensions of credit in excess of $150,000,000.00 in a single transaction or renewals of loans or extensions of credit in excess of $150,000,000.00, in each case, except pursuant to existing commitments;
(p)make application for the opening, relocation or closing of any, or open, relocate or close any, branch or automated banking facility of Company Bank, other than those pending or planned as of the date of this Agreement set forth in Section 5.2(p) of the Company Disclosure Schedule;
(q)incur any capital expenditures or any obligations or liabilities in respect thereof, except (i) as may be required pursuant to any Material Contract, (ii) any other capital expenditures not to exceed $50,000,000.00 in the aggregate or (iii) capital expenditures necessary for safety and soundness purposes;
(r)make any material adverse change to the security or operation of the IT Assets used in its business or its posted privacy policies, except as required by applicable law;
(s)take any action that is intended or expected to result in any of the conditions to the Merger set forth in Section 7.1 or Section 7.2 not being satisfied;
(t)knowingly take any action (including a business acquisition, sale or other strategic transaction) that would reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated hereby, including the Merger, or impair Company’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby, including the Merger, on a timely basis; or
(u)agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.
Section 5.3    Parent Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Parent Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Company (such consent not to be unreasonably withheld, conditioned or delayed):
(a)amend the Constituent Documents of Parent or any of its Subsidiaries in a manner that would impair Parent’s or Holdco’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby, including the Merger and the Bank Merger, on a timely basis;
(b)take any action that is intended or expected to result in any of the conditions to the Merger set forth in Section 7.1 or Section 7.2 not being satisfied;
(c)knowingly take any action (including a business acquisition, sale or other strategic transaction) that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, including the Merger, or materially impair Parent’s or Holdco’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby, including the Merger, on a timely basis; or
(d)agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.
ARTICLE VI

ADDITIONAL AGREEMENTS
Section 6.1    Regulatory Matters.
(a)Promptly after (and, in any event, within forty-five (45) days of) the date of this Agreement, Company shall prepare and file with the SEC the Proxy Statement. Company shall provide Parent with a reasonable period of time to review the Proxy Statement and any amendments thereto prior to filing and shall reasonably consider any comments from Parent. Company shall use its reasonable best efforts to clear for mailing the preliminary Proxy Statement and, subject to the immediately preceding sentence, Company shall promptly file and distribute to the shareholders of Company any supplement or amendment to the Proxy Statement that Company has reasonably determined, after consultation with outside counsel, is required by applicable law.
(b)The parties hereto shall, and shall cause their respective Subsidiaries to, cooperate and use their reasonable best efforts to (i) take, or cause to be taken, all actions necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, (ii) promptly prepare and file all necessary documentation, to effect all applications, notices, petitions, registrations and any other filings set forth on Annex A (the “Requisite Regulatory Approvals”), and to make such filings within thirty (30) days of the date of this Agreement (subject to the timely receipt by Parent of all necessary information from Company and Company Subsidiaries as Parent may reasonably request for the preparation of such filings), (iii) promptly prepare all documentation (including in response to information requests from Regulatory Agencies and Governmental Entities), and make all filings, (iv) obtain as promptly as practicable all permits, consents, approvals, waivers and any other authorizations of all third parties, Regulatory Agencies and Governmental Entities (and the expiration or termination of all statutory waiting periods in respect thereof) in each case which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Mergers) as timely as possible, and (v) comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Regulatory Agencies and Governmental Entities. Parent and Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case, subject to applicable laws relating to the exchange of information, all the information relating to Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Regulatory Agency or Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to obtaining all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated in this Agreement, and each party shall consult with the other in advance of any meeting or conference with any Regulatory Agency or Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Regulatory Agency or Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences; provided, that each party shall promptly advise the other party with respect to substantive matters that are addressed in any meeting or conference with any Regulatory Agency or Governmental Entity in connection with or affecting the transactions contemplated by this Agreement which the other party does not attend or participate in, to the extent permitted by such Regulatory Agency or Governmental Entity and subject to applicable law and Section 9.14.
(c)In furtherance and not in limitation of the foregoing, each party shall use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require Parent, Holdco, Company or their respective Subsidiaries (and Company and its Subsidiaries shall not be permitted without the prior written consent of Parent) to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities and Regulatory Agencies that would have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole (measured on a pro forma basis after giving effect to the transactions contemplated hereby, including the Merger and the Bank Merger) (a “Materially Burdensome Regulatory Condition”).
(d)Parent, Holdco and Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Requisite Regulatory Approvals, the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, Holdco and Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(e)Parent, Holdco and Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained, or that the receipt of any such approval will be materially delayed.
Section 6.2    Access to Information.
(a)To the extent permitted by applicable laws and as may be reasonable in light of Pandemic Measures, for the purposes of verifying the representations and warranties of Company and preparing for the Merger, the Second Step Merger, the Bank Merger and the other matters contemplated by this Agreement, Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of Parent and Holdco, access upon prior reasonable notice, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with Parent and Holdco in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally, and, during such period, Company shall, and shall cause its Subsidiaries to, make available to Parent and Holdco (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that Company is not permitted to disclose in accordance with Section 9.14 or otherwise under applicable law) and (ii) all other information concerning its business, properties, information technology systems and personnel as Parent or Holdco may reasonably request. Parent shall use commercially reasonable efforts to minimize any interference with Company’s regular business operations during any such access. Neither Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Company’s customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)Parent and Holdco shall hold all information furnished by or on behalf of Company or any of its Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality letter agreement, dated February 1, 2022, by and between Parent and Company (the “Confidentiality Agreement”).
(c)No investigation by any party or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth in this Agreement.
(d)Nothing contained in this Agreement shall give either Parent or Company, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
Section 6.3    Company Shareholder Approval.
(a)Company shall call, give notice of, convene and hold a meeting of its shareholders (the “Company Meeting”) as soon as reasonably practicable after the Proxy Statement is mailed (and in no event later than forty (40) days after such mailing) for the purpose of obtaining (a) the Requisite Company Vote required in connection with this Agreement and the Merger, and (b) if so desired and agreed by Parent, a vote upon other matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger agreement or the transactions contemplated thereby. Company (and its Board of Directors) shall use its reasonable best efforts to obtain from the shareholders of Company the Requisite Company Vote, including by communicating to its shareholders its recommendation (and including such recommendation in the Proxy Statement) that they adopt and approve this Agreement and the transactions contemplated hereby (the “Company Board Recommendation”).
(b)Company and its Board of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the Company Board Recommendation, (ii) fail to make the Company Board Recommendation in the Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Company Board Recommendation within ten (10) business days (or such fewer number of days as remains prior to the Company Meeting after an Acquisition Proposal is made public or any request by the other party to do so) or (v) publicly propose to do any of the foregoing (any of the foregoing described in clauses (i) through (v), a “Recommendation Change”).
(c)Notwithstanding anything in this Agreement to the contrary, subject to Section 8.1 and Section 8.2, prior to the receipt of the Requisite Company Vote, the Board of Directors of Company may submit this Agreement to its shareholders without recommendation, in which event the Board of Directors of Company may communicate the basis for its lack of recommendation to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), if (i)(A) the Board of Directors of Company has received after the date hereof a bona fide Acquisition Proposal which did not result from a breach of Section 6.13(a), which it believes in good faith, after receiving the advice of its outside counsel and its financial advisors, constitutes a Superior Proposal (in which event, subject to compliance with the entirety of this Section 6.3(c) and prior to the receipt of the Requisite Company Vote, the Board of Directors of Company may cause Company to terminate this Agreement pursuant to Section 8.1(g) in order to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal) or (B) an Intervening Event has occurred, and (ii) the Board of Directors of Company, after receiving the advice of its outside counsel and its financial advisors, determines in good faith that failure to take such actions would be inconsistent with its fiduciary duties under applicable law, in each case, if, but only if, (1) Company has complied in all material respects with Section 6.13(a), (2) Company delivers to Parent at least three (3) business days’ prior written notice of its intention to take such action, and furnishes to Parent a reasonable description of the events or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the identity of the person making such Acquisition Proposal, a copy of the proposed transaction agreement(s) and all other documents relating to such Acquisition Proposal), (3) prior to taking such action, Company negotiates, and causes its financial, legal, and other advisors to negotiate, in good faith with Parent, during the three (3) business day period following Company’s delivery of the notice referred to in such sub-clause (2) above (to the extent Parent desires to so negotiate) any revision to the terms of this Agreement that Parent desires to propose, and (4) after the conclusion of such three (3) business day period, the Board of Directors of Company determines in good faith, after giving effect to all of the adjustments or revisions (if any) which may be offered by Parent pursuant to sub-clause (3) above, that, in the case of actions described in clause (i)(A) above, such Acquisition Proposal continues to constitute a Superior Proposal and in case of actions described in either clause (i)(A) or clause (i)(B) above, it nevertheless would be inconsistent with its fiduciary duties under applicable law to make or continue to make the recommendation to the shareholders of Company (it being agreed that, if such actions are being taken in response to an Acquisition Proposal, in the event that, following delivery of the notice referred to in sub-clause (2) above, there is any material revision to the terms of such Acquisition Proposal, including any revision in price or other improvement in economic terms, the three (3) business day period during which the parties agree to negotiate in good faith shall be extended, if applicable, to ensure that at least two (2) business days remain to negotiate subsequent to the time Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)).
(d)Notwithstanding any Recommendation Change, unless this Agreement has been terminated, the Company Meeting shall be convened and this Agreement shall be submitted to the shareholders of Company at such meeting for the purpose of the shareholders of Company considering and voting on approval of this Agreement and any other matters required to be approved by the shareholders of Company in order to consummate the transactions contemplated by this Agreement. Additionally, unless this Agreement has been terminated, Company shall not submit to or for a vote of its shareholders any Acquisition Proposal.
(e)Company shall adjourn or postpone the Company Meeting if (i) as of the date of such meeting there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute the quorum necessary to conduct the business of such meeting, (ii) as of the date of such meeting Company has not received proxies representing a sufficient number of shares necessary for the approval of this Agreement by the shareholders of Company, or (iii) required by applicable law in order to ensure that any required supplement or amendment to the Proxy Statement Company was required to provide to its shareholders by applicable law is provided to the holders of Company Common Stock a reasonable amount of time prior to such meeting; provided, that, in the case of clauses (i) and (ii) but not clause (iii), without the prior written consent of Parent, Company shall not adjourn or postpone the Company Meeting for more than seven (7) business days in the case of any individual adjournment or postponement or more than twenty (20) business days in the aggregate.
Section 6.4    Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of Company and Parent shall, and shall cause its Subsidiaries to, use its or their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Regulatory Agency, Governmental Entity and any other third party that is required to be obtained by Company or Parent or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement; provided, that with respect to any such third party consents, in no event shall Company or its Subsidiaries be required to (and, without the consent of Parent, shall not) make or agree to make any payments to any third party, concede or agree to concede anything of monetary or economic value, amend or otherwise modify any contract to which it is a party to or bound or commence, defend or participate in any action, in each case in connection with obtaining such third party consents.
Section 6.5    Stock Exchange Delisting. Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the New York Stock Exchange to enable the delisting of the Company Common Stock and Company Preferred Stock (other than the Series G Convertible Preferred Stock) from the New York Stock Exchange and the deregistration of the Company Common Stock and such Company Preferred Stock under the Exchange Act as promptly as practicable after the Effective Time. In connection therewith, Company shall promptly provide such information that may be reasonably requested by Parent (including with respect to the holders of such Company Preferred Stock (or depositary shares in respect thereof) to the extent reasonably available). Company shall also provide such other approvals or instructions under the applicable depositary agreements with respect to the Company Preferred Stock that may be reasonably requested by Parent in connection with the transactions contemplated by this Agreement.
Section 6.6    Employee Benefit Plans.
(a)During the period commencing at the Effective Time and ending on the earlier of (x) the first anniversary of the Effective Time and (y) December 31, 2023 (the “Continuation Period”), Parent shall cause the Surviving Corporation to provide (i) each employee of Company or any of its Subsidiaries as of the Effective Time who remains employed by Parent or any of its affiliates (including the Surviving Corporation and its Subsidiaries) following the Effective Time (a “Continuing Employee”) with an annual base salary or base wage rate and a target annual cash bonus opportunity that are, in each case, no less than that provided to such employee by Company and its Subsidiaries immediately prior to the Effective Time, (ii) each Continuing Employee with an annual long-term equity-based incentive opportunity (excluding any merit, transaction-related, retention, recognition, discretionary or other one-time or special grant or award) that is substantially comparable to that provided to such employees by Company and Subsidiaries immediately prior to the Effective Time and (iii) the Continuing Employees with other employee benefits (excluding deferred compensation, change-in-control, retention or transaction-related benefits and defined benefit pension and post-retirement welfare benefits) that are substantially comparable in the aggregate to those (subject to the same exclusions as the foregoing) provided to such employees by Company and its Subsidiaries immediately prior to the Effective Time. During the Continuation Period (and, for such longer period, to the extent required by the terms of the applicable Company Benefit Plan), Parent shall continue to maintain or cause to be maintained, without amendment, Company’s severance policies and plans applicable to Continuing Employees immediately prior to the

Effective Time as set forth on Section 6.6(a) of the Company Disclosure Schedule (the “Company Severance Plans”), and shall provide, or cause to be provided, to each Continuing Employee whose employment is terminated during the Continuation Period without “cause”, as such term is defined or concept is used for purposes of the applicable Company Severance Plan, or who otherwise experiences a severance-qualifying termination under the applicable Company Severance Plan, with the severance benefits specified in the applicable Company Severance Plan.
(b)With respect to any employee benefit plans of Parent or its Subsidiaries in which any employees of Company or its Subsidiaries become eligible to participate on or after the Effective Time (the “New Plans”), Parent shall or shall cause the Surviving Corporation to: (i) use commercially reasonable efforts to (A) waive all pre-existing condition limitations, exclusions and waiting periods with respect to participation and coverage requirements applicable to each such employee and his or her eligible dependents under any New Plans, except to the extent such pre-existing condition limitations, exclusions or waiting periods would apply under the analogous Company Benefit Plan, and (B) provide each such employee and his or her eligible dependents with credit for the plan year in which the Effective Time occurs for any co-payments or deductibles paid prior to the Effective Time under a Company Benefit Plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans for the plan year in which the Effective Time occurs; and (ii) recognize all service of each such employee with Company and its Subsidiaries (and their respective predecessors, if applicable) for purposes of vesting under and eligibility to participate in each applicable New Plan; provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, (C) for newly-established employee benefit plans sponsored or maintained by Parent or any of its affiliates for which similarly-situated employees of Parent and its affiliates do not receive past service credit, (D) where such period of service was not recognized or credited with Company and its Subsidiaries prior to the Effective Time, or (E) to any benefit plan that is a frozen plan or provides grandfathered benefits.
(c)If requested by Parent in writing at least ten (10) business days prior to the Closing Date, Company shall cause any 401(k) plan sponsored or maintained by Company or any of its affiliates (each, a “Company 401(k) Plan”) to be terminated effective immediately prior to the Closing Date and contingent upon the occurrence of the Closing. In the event that Parent requests that any Company 401(k) Plan be terminated, (i) Company shall provide Parent with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by Parent) not later than the day immediately preceding the Closing Date and (ii) prior to the Closing Date and thereafter (as applicable), Company and Parent shall take any and all action as may be required, including amendments to each Company 401(k) Plan and/or the corresponding 401(k) plan sponsored or maintained by Parent or one of its Subsidiaries (the “Parent 401(k) Plan”), to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including of loans) in cash or notes (in the case of loans) in an amount equal to the eligible rollover distribution portion of the account balance distributable to such Continuing Employee from such Company 401(k) Plan to the corresponding Parent 401(k) Plan upon receipt of a favorable IRS determination letter with respect to the termination of such Company 401(k) Plan. If Parent requests termination of the Company 401(k) Plan prior to the

Effective Time, the Continuing Employees shall be eligible to participate, effective as of the Effective Time, in the Parent 401(k) Plan and, for the avoidance of doubt, would be eligible to receive the same employer matching contributions as provided to participants in the Parent 401(k) Plan generally (in each case subject to the terms and conditions of such Parent 401(k) Plan).
(d)Parent hereby acknowledges that the transactions contemplated by this Agreement shall constitute a “change in control,” “change of control” or term or concept of similar import of Company and its Subsidiaries under the terms of the Company Benefit Plans. From and after the Effective Time, Parent and the Surviving Corporation shall honor all obligations and rights under the Company Benefit Plans in accordance with their terms (provided, however, that Parent shall maintain the Company Benefit Plans listed on Section 6.6(d) of the Company Disclosure Schedule, in each case, for the period set forth on Section 6.6(d) of the Company Disclosure Schedule and in accordance with the terms of each such Company Benefit Plan as in effect immediately prior to the Effective Time).
(e)Nothing in this Agreement shall confer upon any current or former employee, officer, director, individual independent contractor or consultant of Company or any of its Subsidiaries or affiliates any right to employment or service or to continue in the employ or service of the Surviving Corporation, Company, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Company, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the final sentence of Section 9.11 and subject, in all respects, to the rights given to holders of Company Equity Awards as set forth in the third sentence of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, other than the parties hereto, including any current or former employee, officer, director or consultant of Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 6.7    Indemnification; Directors’ and Officers’ Insurance.
(a)From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless and advance expenses as incurred, in each case, to the fullest extent permitted by applicable law, the Company Charter, the Company Bylaws and the governing or organizational documents of any Company Subsidiary, each present and former director, officer or employee of Company or any of its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of, or pertaining to, the fact that such person is or was a director, officer or employee of Company or any of its Subsidiaries or is or was serving at the request of Company or any of its Subsidiaries as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification. The Surviving Corporation shall reasonably cooperate with the Company Indemnified Parties, and the Company Indemnified Parties shall reasonably cooperate with the Surviving Corporation, in the defense of any such claim, action, suit, proceeding or investigation. Without limiting the indemnification and other rights provided in this clause (a), all rights to indemnification and all limitations on liability existing in favor of the Company Indemnified Parties as provided in any indemnification agreement in existence on the date of this Agreement shall survive the Merger and shall continue in full force and effect to the fullest extent permitted by law, and shall be honored by the Surviving Corporation and its Subsidiaries or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto.
(b)For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Company (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Company Indemnified Parties) with respect to claims against the present and former officers and directors of Company or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the approval of the transactions contemplated by this Agreement); provided, however, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Parent (or Company, in consultation with, but only upon the consent, of Parent) may (and at the request of Parent, Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under Company’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.
(c)The obligations of the Surviving Corporation under this Section 6.7 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Company Indemnified Party or any other person entitled to the benefit of this Section 6.7 without the prior written consent of the affected Company Indemnified Party or affected person.
(d)The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If the Surviving Corporation, or any of its successors or assigns, consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger, transfers all or substantially all its assets or deposits to any other entity or engages in any similar transaction, then in each case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.
Section 6.8    Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of Company, on the other hand) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the Second Step Merger or Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.
Section 6.9    Advice of Changes. Each of Parent and Company shall promptly advise the other of any effect, fact, change, event, circumstance, condition, occurrence or development (i) that has had or would have, either individually or in the aggregate, a Material Adverse Effect on such first party or (ii) that such first party believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained in this Agreement or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9, provide a basis for terminating this Agreement or constitute the failure of any condition set forth in Section 7.2 or Section 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or Section 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.
Section 6.10    Shareholder Litigation. Each party shall give the other party prompt notice of any shareholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement. Company shall (i) give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such litigation, (ii) give Parent a reasonable opportunity to review and comment on all filings or responses to be made by Company in connection with any such litigation, and will in good faith take such comments into account and (iii) not agree to settle any such litigation without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that Parent shall not be obligated to consent to any settlement which does not include a full release of Parent and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Corporation or any of its affiliates.
Section 6.11    Commitments to the Community. Prior to the Closing Date, Company shall establish a new charitable foundation incorporating the name “TD” or “Toronto-Dominion” (with such name to be selected by Parent) (the “New Foundation”) under the laws of the State of Delaware, focused on community support in the Memphis, Tennessee metro area and the other markets in which Falcon Bank operates as of the date hereof, subject to the guidelines and requirements set forth in Annex B. The initial bylaws of the New Foundation shall be consistent with Annex B in a form to be mutually agreed by Company and Parent (each acting reasonably); provided¸ that any changes to such bylaws shall require the prior approval of Parent. The New Foundation shall provide Parent with reports periodically (but not less than semi-annually) regarding the New Foundation’s activities, contributions and grants (including the identity of the recipients thereof). Company hereby commits to contribute to the New Foundation an amount in cash equal to $40,000,000. Such contribution will be made by the Surviving Corporation on the Closing Date (and immediately following the Merger). Prior to the Closing, Company will not amend, supplement or modify the bylaws or other organizational documents of Company’s existing foundations without the prior written consent of Parent. The Surviving Corporation, as the sole member of the existing foundations, will have the right to replace directors or trustees of Company’s existing foundations. Except for the New Foundation, prior to the Closing, Company shall not, and shall not permit any of its subsidiaries to, establish any other charitable foundations.
Section 6.12    Operations of Parent Bank. Parent intends to maintain significant business, employment and community engagement in the Memphis, Tennessee metro area following the Closing.
Section 6.13    Acquisition Proposals.
(a)Company shall not, and shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause its and their officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly,  initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal,  engage or participate in any negotiations with any person concerning any Acquisition Proposal,  provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal (except to notify a person that has made or, to the knowledge of such party, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 6.13) or  unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (whether written or oral, binding or nonbinding) (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.13) in connection with or relating to any Acquisition Proposal (any such agreement, an “Alternative Acquisition Agreement”). Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite Company Vote, Company receives an unsolicited bona fide written Acquisition Proposal that did not result from or arise in connection with a breach of this Section 6.13(a), Company may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of Company concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be inconsistent with its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, Company shall have provided such information to Parent and shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to Company than the Confidentiality Agreement

(“Acceptable Confidentiality Agreement”), which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Company. Company will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions, or negotiations conducted before the date of this Agreement with any person other than Parent with respect to any Acquisition Proposal. Company will promptly (within twenty-four (24) hours) advise Parent following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide Parent with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Acquisition Proposal, and will keep Parent apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or Acquisition Proposal. Company shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.
(b)As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of Company and its Subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of Company or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of Company or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Company or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Company or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Company.
(c)As used in this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal that the Board of Directors of Company determines, in good faith, after taking into account all legal, financial, regulatory and other aspects of such proposal (including the amount, form and timing of payment of consideration, the financing thereof, any associated break-up or termination fees, including those provided for in this Agreement, expense reimbursement provisions and all conditions to consummation) and the person making the proposal, and after consulting with its financial advisor (which shall be a nationally recognized investment banking firm) and outside legal counsel, is (i) more favorable from a financial point of view to Company’s shareholders than the transactions contemplated by this Agreement (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 6.3(c)) and (ii) reasonably likely to be timely consummated on the terms set forth therein; provided, however, that for purposes of this definition of Superior Proposal, references to “twenty-five percent (25%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%).”

(d)Nothing contained in this Agreement shall prevent Company or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to Company’s shareholders; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.
Section 6.14    Public Announcements. Company and Parent agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties and that, to the extent practicable, subsequent releases shall be mutually agreed. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance or (ii) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.14. Parent shall consult in good faith with Company on communications with community groups relating to the transactions contemplated hereby, which communications shall be led by Parent with such assistance from Company as may be reasonably requested.
Section 6.15    Change of Method. Parent shall be empowered, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Company and Parent (including the provisions of Article I), and, if and to the extent requested by Parent, Company shall agree to enter into such amendments to this Agreement as Parent may reasonably request in order to give effect to such restructuring; provided, however, that no such change shall (i) alter or change the Merger Consideration, (ii) reasonably be expected (in the sole discretion of Parent exercised in good faith) to have a non-de minimis adverse tax or other economic consequence to Company or any of its Subsidiaries as compared to the method or structure of effecting such combination as reflected herein, (iii) require a vote by or approval of the holders of Company Common Stock or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.1.
Section 6.16    Takeover Statutes. Neither Company nor its Board of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, the Second Step Merger, the Bank Merger or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger, the Second Step Merger, the Bank Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective board of directors will grant such approvals and take such actions within its control as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.
Section 6.17    Treatment of Company Indebtedness. In connection with the Second Step Merger and/or Bank Merger, the due and punctual performance and observance of the covenants to be performed by Company or Company Bank, as applicable, under the indentures set forth on Section 6.17 of the Company Disclosure Schedule shall be assumed, as applicable, by Holdco (in connection with the Second Step Merger or, at Parent’s election, in connection with the Bank Merger, if the Bank Merger occurs prior to the Second Step Merger (if any)) or Parent Bank (in connection with the Bank Merger) , along with the due and punctual payment of the principal of (and premium, if any) and interest on, the notes governed thereby (or, if permitted pursuant to the terms thereof, at Parent’s election, retained by the Surviving Corporation). In connection therewith, prior to the Effective Time, Company, Parent and Holdco shall cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, officer’s certificates or other documents, and the parties hereto shall cooperate and use reasonable best efforts to provide any opinion of counsel to the trustee thereof, required to make such assumption effective as of the Second Step Effective Time or effective time of the Bank Merger, as applicable.
Section 6.18    Exemption from Liability Under Section 16(b). Prior to the Effective Time, Parent and Company shall each take such steps as may be necessary or appropriate to cause any disposition of shares of Company Common Stock, shares of Company Preferred Stock or conversion of any derivative securities in respect of such shares of Company Common Stock or Company Preferred Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 6.19    Dividend Reinvestment. Company shall take all necessary action to terminate any dividend reinvestment plans and stock purchase plans effective as soon as possible after the date of this Agreement (taking into account any Company dividends that have been declared but not yet paid as of the date hereof). In addition, upon the effective termination of any dividend reinvestment plan, each participant’s account will continue to be maintained with Company’s transfer agent in accordance with the terms of such plan.
Section 6.20    Advisory Contract Consents. Company shall cause each Company Advisory Subsidiary to use reasonable best efforts to send to each Advisory Client (as defined below) a consent request (which consent request, to the extent permitted under applicable law and the applicable advisory contract, shall be in the form of a negative consent request) to assignment of the applicable contract for investment services provided in its capacity as an Company Advisory Subsidiary to any person (each such person, an “Advisory Client” and such each contract, an “Advisory Contract”), to the extent required by law, which request shall be sent in a reasonably timely manner following the date hereof. Company agrees to cause each to use reasonable best efforts to obtain the consents of each Advisory Client to any assignment of the applicable Advisory Contract, to take effect upon the Closing.
ARTICLE VII

CONDITIONS PRECEDENT
Section 7.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a)Shareholder Approval. The Requisite Company Vote shall have been obtained.
(b)Regulatory Approvals. (i) The Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.
(c)No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Mergers or any of the other transactions contemplated by this Agreement.
Section 7.2    Conditions to Obligations of Parent Parties. The obligation of Parent Parties to effect the Merger is also subject to the satisfaction, or waiver by Parent Parties, at or prior to the Effective Time, of the following conditions:
(a)Representations and Warranties. The representations and warranties of Company set forth in Section 3.2(a), and Section 3.8(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Company set forth in Section 3.1(a), Section 3.1(b) (but only with respect to Company Bank), Section 3.2(b) (but only with respect to Company Bank) and Section 3.3(a) (in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would have a Material Adverse Effect on Company or the Surviving Corporation. Parent shall have received a certificate dated as of the Closing Date and signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to the foregoing effect.
(b)Performance of Obligations of Company. Company shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate dated as of the Closing Date and signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to such effect.
Section 7.3    Conditions to Obligations of Company. The obligation of Company to effect the Merger is also subject to the satisfaction, or waiver by Company, at or prior to the Effective Time, of the following conditions:
(a)Representations and Warranties. The representations and warranties of Parent Parties set forth in Section 4.1 and Section 4.3(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Parent Parties set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would have a Material Adverse Effect on Parent. Company shall have received a certificate dated as of the Closing Date and signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effect.
(b)Performance of Obligations of Parent Parties. Each Parent Party shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Company shall have received a certificate dated as of the Closing Date and signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent.

ARTICLE VIII

TERMINATION AND AMENDMENT
Section 8.1    Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Company Vote:
(a)by mutual written consent of Parent and Company;
(b)by either Parent or Company if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger, the Second Step Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger, the Second Step Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;
(c)by either Parent or Company if the Merger shall not have been consummated on or before the twelve (12) month anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein; provided, that, at the option of either party (if such party would be permitted to terminate this Agreement pursuant to this Section 8.1(c)), the Termination Date may be extended, by giving written notice to the other party, for one three (3)-month period if the Requisite Regulatory Approvals have not yet been obtained;
(d)by either Parent or Company (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Company, in the case of a termination by Parent, or Parent, in the case of a termination by Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Parent, or Section 7.3, in the case of a termination by Company, and which is not cured within forty-five (45) days following written notice to Company, in the case of a termination by Parent, or Parent, in the case of a termination by Company, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);
(e)by Parent, if (i) Company or the Board of Directors of Company shall have made a Recommendation Change or (ii) Company or the Board of Directors of Company shall have willfully breached its obligations under Section 6.3 or Section 6.12 in any material respect;

(f)by either Company or Parent, if the Requisite Company Vote shall not have been obtained upon a vote thereon taken at the Company Meeting (including any adjournment or postponement thereof); or
(g)prior to the time the Requisite Company Vote is obtained, by Company in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal if the Board of Directors of Company authorizes Company to enter into an Alternative Acquisition Agreement in response to a Superior Proposal, to the extent permitted by and in accordance with Section 6.3; provided, that concurrently with such termination, Company pays, or causes to be paid, to Parent, in immediately available funds the Termination Fee pursuant to Section 8.2.
(h)(i) by the Company, if Parent shall not have paid to the Company the Series G Convertible Preferred Stock Payment within five (5) business days of the date the Articles of Amendment (as defined in the Series G Convertible Preferred Stock Purchase Agreement) have become effective, with the filing thereof accepted by the Secretary of State of the State of Tennessee or (ii) by Parent, if the Company has not filed the Articles of Amendment (as defined in the Series G Convertible Preferred Stock Purchase Agreement) with the Secretary of State of the State of Tennessee (and such filing has not become effective) within five (5) business days of the date hereof, in each case pursuant to the Series G Convertible Preferred Stock Purchase Agreement.
The party desiring to terminate this Agreement pursuant to this Section 8.1 (other than clause (a)) shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.
Section 8.2    Effect of Termination.
(a)In the event of termination of this Agreement by either Parent or Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Holdco, Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) (Confidentiality), Section 6.14 (Public Announcements), this Section 8.2 and Article IX (other than Section 9.12) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Company shall be relieved or released from any liabilities or damages arising out of its fraud or its willful and material breach of any provision of this Agreement. “Willful and material breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement.
(b)In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors of Company or senior management of Company or shall have been made directly to the shareholders of Company or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Company Meeting) an Acquisition Proposal, in each case, with respect to Company, and (A)(x) thereafter this Agreement is terminated by either Parent or Company pursuant to Section 8.1(c) without the Requisite Company Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.3 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by Parent pursuant to Section 8.1(d) as a result of a willful and material breach or (z) thereafter this Agreement is terminated by Company or Parent pursuant to Section 8.1(f) and (B) prior to the date that is twelve (12) months after the date of such termination, Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same-day funds, a fee equal to $435,500,000 (the “Termination Fee”); provided, the Termination Fee shall be reduced by an amount equal to the difference between (1) the aggregate proceeds to be received (upon consummation of a Superior Proposal) by Parent with respect to the shares of Company Common Stock resulting from the conversion of the Series G Convertible Preferred Stock held by Parent and (2) $493,569,450; provided, further that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%)”.
(c)In the event that this Agreement is terminated by Parent pursuant to Section 8.1(e), then Company shall pay Parent, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.
(d)In the event that this Agreement is terminated by Company pursuant to Section 8.1(g), then Company shall pay Parent, by wire transfer of same-day funds, the Termination Fee concurrently with such termination.
(e)Notwithstanding anything to the contrary in this Agreement, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s fraud or willful and material breach of any provision of this Agreement, in no event shall Company be required to pay the Termination Fee more than once. The payment of the Termination Fee as set forth above shall be consideration for the disposition by Parent of its rights under this Agreement
(f)If this Agreement is terminated (1) by Company or Parent pursuant to Section 8.1(b) in the event of any final nonappealable order, injunction, decree or other legal restraint relating to Company or its affiliates and not a Requisite Regulatory Approval; (2) by Company or Parent pursuant to Section 8.1(f) or (3) by Parent pursuant to Section 8.1(h), then no later than two (2) business days after submission of documentation therefor, Company shall pay Parent an amount equal to $25,000,000 to reimburse Parent and its affiliates for fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial advisors, experts and consultants) incurred or accrued in connection with or related to the transactions contemplated by this Agreement. Any expense reimbursement paid by Company shall be credited against (and therefore reduce the amount of) any Termination Fee that is payable by Company in connection with such termination or that subsequently becomes payable.

(g)If this Agreement is terminated (1) by Company or Parent pursuant to Section 8.1(b) in the event of failure to receive a Requisite Regulatory Approval or any final nonappealable order, injunction, decree or other legal restraint that relates to a Requisite Regulatory Approval; (2) by Company or Parent pursuant to Section 8.1(c) at a time when the closing conditions in Section 7.1(b) and/or Section 7.1(c) (to the extent any such order, injunction, decree, law, statute, rule or regulation relates to a Requisite Regulatory Approval) have not been satisfied; provided, that if a breach of this Agreement by Company led to either of such conditions not being satisfied, then Parent shall have no reimbursement obligations under this clause (g); or (3) by Company pursuant to Section 8.1(h), then no later than two (2) business days after submission of documentation therefor, Parent shall pay Company an amount equal to $25,000,000 to reimburse Company and its affiliates for fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial advisors, experts and consultants) incurred or accrued in connection with or related to the transactions contemplated by this Agreement.
(h)Each of Parent and Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Company fails promptly to pay the Termination Fee (or if Company or Parent fail to pay any expense reimbursement) due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment for the first party to pay the Termination Fee, expense reimbursement or any portion thereof, as applicable, such first party shall pay the costs and expenses of such other party (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, such first party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full. The Termination Fee (and any related amounts payable by Company pursuant to this Section 8.2(h)), except in the case of fraud, shall be the sole remedy of Parent in the event of a termination of this Agreement in accordance with this Article VIII pursuant to which the Termination Fee is payable by Company.
ARTICLE IX

GENERAL PROVISIONS
Section 9.1    Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Company Vote; provided, however, that after receipt of the Requisite Company Vote, there may not be, without further approval of the shareholders of Company any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties hereto.
Section 9.2    Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any certificate delivered by such other party pursuant hereto and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in this Agreement; provided, however, that after receipt of the Requisite Company Vote, there may not be, without further approval of the shareholders of Company, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Section 9.3    Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time, except for Section 6.7 and for those other obligations, covenants and agreements contained in this Agreement which by their terms apply in whole or in part after the Effective Time.
Section 9.4    Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.
Section 9.5    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)if to Company, to:
First Horizon Corporation
165 Madison Avenue, 23th floor,
Memphis, TN 38103

Attention:    D. Bryan Jordan
        Tammy LoCascio
Charles Tuggle, Jr.
Email:        [redacted]
        [redacted]
        [redacted]
With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004

Attention:    H. Rodgin Cohen
        Mitchell S. Eitel
        Stephen M. Salley
Email:         [redacted]
        [redacted]
        [redacted]
and
(b)if to Parent Parties, to:
The Toronto-Dominion Bank
66 Wellington Street West
21st Floor, TD Tower
Toronto, Ontario
Canada M5K 1A2
Attention:    Barbara Hooper
Renu Gupta
Email:        [redacted]
[redacted]
With a copy (which shall not constitute notice) to:
The Toronto-Dominion Bank
66 Wellington Street West
4th Floor, TD Tower
Toronto, Ontario
Canada M5K 1A2
Attention:    Norie Campbell
        Kashif Zaman
Email:        [redacted]
        [redacted]
and:
Simpson Thacher and Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:    Lee Meyerson
        Ravi Purushotham
Email:        [redacted]
        [redacted]
Section 9.6    Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Annexes, or Schedules, such reference shall be to an Article or Section of or Annex or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of Company means the actual knowledge of any of the officers of Company listed on Section 9.6 of the Company Disclosure Schedule, and the “knowledge” of Parent means the actual knowledge of any of the officers of Parent listed on Section 9.6 of the Parent Disclosure Schedule. As used in this Agreement, (i) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, and for these purposes “control” means “control” for purposes of the BHC Act and the regulations and formal written guidance of the Federal Reserve Board and (iii) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (b) included in the virtual data room of a party prior to the date hereof or (c) filed or furnished by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date hereof, (iv) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York or Toronto, Canada are authorized by law or executive order to be closed, (v) the “transaction contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger, the Second Step Merger and the Bank Merger and (vi) all references to “dollars” or “$” are to United States dollars. The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Nothing contained in this Agreement shall require any party or person to take any action in violation of applicable law.
Section 9.7    Counterparts. This Agreement may be executed in counterparts (including by pdf or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
Section 9.8    Entire Agreement. This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
Section 9.9    Governing Law; Jurisdiction.
(a)This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duty of the Board of Directors of Company shall be subject to the laws of the State of Tennessee).
(b)Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.
Section 9.10    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
Section 9.11    Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 1.8, which is intended to benefit each holder of Company Equity Awards and his or her heirs and representatives and except as otherwise specifically provided in Section 6.7, which is intended to benefit each Company Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 9.12    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
Section 9.13    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
Section 9.14    Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
Section 9.15    Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
Section 9.16    Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:
“Constituent Documents” means the charter documents, bylaws or similar organizational documents of a corporation and comparable organizational documents of other entities.
“Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Ratio” means a fraction, (x) the numerator of which is the Merger Consideration and (y) the denominator of which is the average closing price, rounded to the nearest cent, per Parent Common Share on the New York Stock Exchange for the period of ten consecutive trading days immediately preceding (but not including) the Closing Date.
“FDIC” means the Federal Deposit Insurance Corporation.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.
“FINRA” means the Financial Industry Regulatory Authority.
“GAAP” means U.S. generally accepted accounting principles.
“Governmental Entity” means any U.S., Canadian or other non-U.S. federal, state or local governmental or regulatory body, court, judicial authority, arbitrator, administrative agency, commission or SRO.
“Intellectual Property” means intellectual property rights in any jurisdiction, whether registered or unregistered, in and to: (i) all trademarks, service marks, brand names, internet domain names, social and mobile media identifiers, logos, symbols, certification marks, trade dress and other indications of source or origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisionals, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; (iii) nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; (iv) writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and (v) any similar intellectual property or proprietary rights.
“Intervening Event” means any material event, change, effect, development, condition, circumstance or occurrence arising after the date of this Agreement that (I) improves or would be reasonably likely to improve the business, financial condition or results of operations of Company and its Subsidiaries, taken as a whole, (II) is not known by, nor reasonably foreseeable to, the Board of Directors of Company as of the date of this Agreement and (III) does not relate to any Acquisition Proposal, the end or reduction of the Pandemic or the lifting or expiration of the Pandemic Measures; provided, that, for the avoidance of doubt, none of the following shall be considered or taken into account in determining whether an Intervening Event has occurred: (x) changes in the trading price or trading volume of the Company Common Stock (it being understood that the underlying cause of such change may be taken into account to the extent not otherwise excluded by this definition) or (y) the fact alone that Company meets or exceeds any internal or published forecasts or projections for any period (it being understood that the underlying cause of such over-performance by Company may be taken into account to the extent not otherwise excluded by this definition).
“Liens” means any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever.
“Material Adverse Effect” means, with respect to Company, Surviving Corporation or Parent, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in GAAP or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations (including the Pandemic Measures) of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries (including any such changes arising out of a Pandemic or any Pandemic Measures), (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, naturally-occurring floods or other natural disasters or from any outbreak of any disease or other public health event or public health conditions (including a Pandemic and related Pandemic Measures), (E) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby (it being understood that this clause (E) shall not apply to a breach of any representation or warranty related to the announcement, pendency or consummation of the transactions contemplated hereby), or (F) a decline in the trading price of a party’s stock in and of itself or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying causes of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred), except to the extent otherwise excepted by this proviso); except, with respect to subclauses (A), (B), (C), or (D) to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate), or (ii) the ability of such party to timely consummate the transactions contemplated hereby.
“OCC” means the Office of the Comptroller of the Currency.
“OSFI” means the Office of the Superintendent of Financial Institutions (Canada).
“Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or Covid-19, or any evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto.
“Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to a Pandemic.
“Parent Common Shares” shall mean a common share of Parent.
“Permitted Encumbrances” means (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (v) licenses and similar rights granted with respect to Intellectual Property.
“Regulatory Agencies” means (a) any U.S. federal or state regulatory authority, (b) the SEC, (c) the Federal Reserve Board, (d) the FDIC, (e) the OCC, (f) any non-U.S. regulatory authority and (g) any SRO.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“SRO” means (x) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (y) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

“Stock Plans” means the Company’s First Horizon Corporation 2021 Incentive Plan, First Horizon Corporation Equity Compensation Plan, First Horizon Corporation 2000 Non-Employee Directors’ Deferred Compensation Stock Option Plan, First Horizon Corporation 2002 Bank Director and Advisory Board Member Deferral Plan, First Horizon Corporation 1997 Employee Stock Option Plan, IBERIABANK Corporation 2019 Stock Incentive Plan, IBERIABANK Corporation 2016 Stock Incentive Plan, Amended and Restated IBERIABANK Corporation 2010 Stock Incentive Plan, Capital Bank Financial Corp. 2013 Omnibus Compensation Plan and FNB United Corp. 2012 Incentive Plan, as each can be amended from time to time.
“Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.
“Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments or any charge of any kind in the nature of (or similar to) taxes whatsoever together with all penalties and additions to tax and interest thereon and (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by contract or otherwise.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

FIRST HORIZON CORPORATION

By:	/s/ D. Bryan Jordan
	Name:	D. Bryan Jordan
	Title:	President and Chief Executive Officer

THE TORONTO-DOMINION BANK

By:	/s/ Barbara Hooper
	Name:	Barbara Hooper
	Title:	Senior Executive Vice President –
Treasury, Corporate Development,
Strategic Sourcing & Real Estate
TD BANK US HOLDING COMPANY

By:	/s/ Leo Salom
	Name:	Leo Salom
	Title:	President and CEO

FALCON HOLDINGS ACQUISITION CO.

By:	/s/ Barbara Hooper
	Name:	Barbara Hooper
	Title:	Secretary

[Signature Page to Agreement and Plan of Merger]